Exhibit 10.1

EXECUTION VERSION

ASSET PURCHASE AGREEMENT

BY AND AMONG

PEGASUS ACQUIRER LLC,

AS BUYER,

SECURE NURSING SERVICE, INC.,

AS SELLER

AND

RAFAEL GOFMAN, ELLA GOFMAN AND ZHANNA WEISS,

AS THE SHAREHOLDERS

Dated as of November 18, 2022

TABLE OF CONTENTS

i

TABLE OF CONTENTS

(cont’d)

ii

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of November 18, 2022, is entered into by and among Pegasus Acquirer LLC, a Delaware limited liability company (“Buyer”), Secure Nursing Service, Inc., a California corporation (“Seller” or the “Company”), Rafael Gofman, an individual resident of the State of California (“Gofman”), Ella Gofman, an individual resident of the State of California (“Ella”), and Zhanna Weiss, an individual resident of the State of California (“Weiss” and, collectively with Gofman and Ella, the “Shareholders” and each, individually, a “Shareholder”).

RECITALS

WHEREAS, the Shareholders, collectively, own all of the issued and outstanding equity securities of Seller;

WHEREAS, Seller is engaged in the business of providing temporary healthcare workers, per diem healthcare workers (including nurses), and/or travel healthcare workers (including nurses), and other healthcare staffing services (the “Business”);

WHEREAS, Seller wishes to sell and assign to Buyer, and Buyer wishes to purchase and assume from Seller, substantially all of the assets and certain specified liabilities of Seller, on the terms and subject to the conditions set forth herein; and

WHEREAS, a portion of the purchase price payable by Buyer to Seller shall be placed in escrow by Buyer, the release of which shall be contingent upon certain events and conditions, all as set forth in this Agreement and the Escrow Agreement (as defined herein).

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I
CERTAIN DEFINITIONS

The following terms have the meanings specified or referred to in this ARTICLE I:

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Acquired Accounts Receivable” has the meaning set forth in Section 2.01(a).

“Adjustment Statement” has the meaning set forth in Section 2.07(b)(i).

“Affiliate” means, with respect to a Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. For purposes of the foregoing definition, the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Affiliated Persons” has the meaning set forth in Section 3.24(b).

“Agreed Accounting Principles” means the method of accounting used in the preparation of the Annual Financial Statements.

“Allocation Schedule” has the meaning set forth in Section 2.10.

“Ancillary Documents” means the Escrow Agreement, the Consulting Agreement, the Bill of Sale, the Assignment and Assumption Agreement, the Intellectual Property Assignment Agreement, the Transition Services Agreement, and the other agreements, instruments and documents required to be delivered in connection with the transactions contemplated by this Agreement or by any of the foregoing agreements.

“Annual Financial Statements” has the meaning set forth in Section 3.06.

“Assigned Contracts” has the meaning set forth in Section 2.01(c).

“Assignment and Assumption Agreement” means that certain Assignment and Assumption Agreement being entered into by and between Buyer and Seller simultaneously with the Closing.

“Assumed Liabilities” has the meaning set forth in Section 2.04.

“Balance Sheet” has the meaning set forth in Section 3.06.

“Balance Sheet Date” has the meaning set forth in Section 3.06.

“Base Price” has the meaning set forth in Section 2.05.

“Basket” has the meaning set forth in Section 6.04(a).

“Benefit Plan” has the meaning set forth in Section 3.18(a).

“Business” has the meaning set forth in the Recitals.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in Chicago, Illinois are authorized or required by Law to be closed for business.

“Buyer” has the meaning set forth in the Preamble.

“Buyer Indemnitees” has the meaning set forth in Section 6.02.

“Buyer’s Accountants” means such accounting firm or firms as Buyer may engage from time to time.

“Cap” has the meaning set forth in Section 6.04(a).

“Cash on Hand” means all cash and cash equivalents of the Company, excluding restricted cash, cash equivalents that cannot be immediately converted into cash, and third party deposits. For the avoidance of doubt, Cash on Hand will be calculated net of issued but uncleared checks, wire transfers and drafts and will include checks, wire transfers and drafts received by the Company but not yet cashed or deposited by the Company or cleared (but only to the extent that such checks, wire transfers or drafts are fully paid and not dishonored).

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.

“Claims” has the meaning set forth in Section 5.06.

“Closing” has the meaning set forth in Section 2.08.

“Closing Cash on Hand” means all outstanding Cash on Hand calculated as of immediately prior to the Closing.

“Closing Date” has the meaning set forth in Section 2.08.

“Closing Indebtedness” means all outstanding Indebtedness, calculated as of immediately prior to the Closing (but as if the Closing had occurred with respect to Indebtedness that is triggered by the Closing, such as change in control payments and the like).

“Closing Statement” has the meaning set forth in Section 2.07(a)(iii).

“Closing Working Capital” means (a) the Current Assets of the Company, less (b) the Current Liabilities of the Company, determined as of immediately prior to the Closing.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the Preamble.

“Company Intellectual Property” means all Intellectual Property that is owned by the Company.

“Company IP Agreements” means all licenses, sublicenses, assignments, research collaboration agreements, joint venture agreements, consent to use agreements, settlements, coexistence agreements, covenants not to sue, waivers, releases, permissions and other Contracts, whether written or oral, relating to Intellectual Property, including Licensed Intellectual Property, to which the Company is a party, beneficiary or otherwise bound.

“Company IP Registrations” means all Company Intellectual Property that is subject to any issuance, registration or application by or with any Governmental Authority or authorized private registrar in any jurisdiction throughout the world, including issued patents, registered trademarks, domain names and copyrights, and pending applications for any of the foregoing.

“Company IT Systems” means all software, computer hardware, servers, networks, platforms, peripherals, and similar or related items of automated, computerized, or other information technology (IT) networks and systems (including telecommunications networks and systems for voice, data and video) owned, leased, licensed, or used (including through cloud-based or other third-party service providers) by the Company.

“Company Software” has the meaning set forth in Section 3.12(k).

“Consulting Agreement” means that certain Consulting Agreement being made and entered into as of the Closing by and between Gofman and Buyer.

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

“Current Assets” means, to the extent acquired at Closing, Acquired Accounts Receivable, inventory and prepaid expenses, but excluding (a) the portion of any prepaid expense of which Buyer will not receive the benefit following the Closing, and (b) receivables from any of the Company’s Affiliates, directors, employees, officers or Shareholders or any of their respective Affiliates, determined in accordance with the Agreed Accounting Principles.

“Current Liabilities” means, to the extent acquired at the Closing, accounts payable, accrued expenses and any other current liabilities of the Company, in each case determined in accordance with the Agreed Accounting Principles.

“Debt Financing Source” means each entity (including the lenders and each agent, commitment party and arranger) that has committed, or may in the future commit, to provide or otherwise entered into, or may in the future enter into, agreements to provide debt financing in connection with the transactions contemplated hereby, together with each Affiliate thereof and each officer, director, manager, employee, partner, controlling person, advisor, attorney, agent and representative of each such entity or Affiliate and their respective successors and assigns, including any successors or assigns via joinder agreements.

“Direct Claim” has the meaning set forth in Section 6.05(c).

“Disclosure Schedules” means the Disclosure Schedules delivered by Seller to Buyer concurrently with the execution and delivery of this Agreement.

“Disputed Amounts” has the meaning set forth in Section 2.07(c)(iii).

“Dollars” or “$” means the lawful currency of the United States.

“Ella” has the meaning set forth in the Preamble.

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any hazardous materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with the Company or any of its Affiliates as a “single employer” within the meaning of Section 414 of the Code or Section 4001 of ERISA.

“Escrow Agent” means U.S. Bank National Association.

“Escrow Agreement” means the Escrow Agreement to be entered into by Buyer, Seller and the Escrow Agent at the Closing, in form and substance reasonably acceptable to Buyer and Seller.

“Estimated Closing Cash on Hand” has the meaning set forth in Section 2.07(a)(iii).

“Estimated Closing Indebtedness” has the meaning set forth in Section 2.07(a)(iii).

“Estimated Closing Transaction Expenses” has the meaning set forth in Section 2.07(a)(iii).

“Estimated Closing Working Capital” has the meaning set forth in Section 2.07(a)(iii).

“Excluded Accounts Receivable” means Company Accounts Receivable having an aggregate value equal to the amount, if any, by which Closing Working Capital (determined, solely for purposes of this definition, as if all Company Accounts Receivable outstanding as of the Closing (and not just the Acquired Accounts Receivable) were taken into account in the definition of Current Assets) exceeds the Target Working Capital. For avoidance of doubt, Excluded Accounts Receivable shall be determined on a “first in, first out” basis such that the oldest Company Accounts Receivable shall, to the extent necessary, be Excluded Accounts Receivable.

“Federal Health Care Program” means all health benefit programs that are sponsored by a Governmental Authority, including, without limitation, “Federal health care programs” as defined by 42 U.S.C. § 1320a-7b(f), Medicaid, Medicare, Medicare Advantage and TRICARE.

“Financial Statements” has the meaning set forth in Section 3.06.

“Fundamental Representations” has the meaning set forth in Section 6.01.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Gofman” has the meaning set forth in the Preamble.

“Government Contracts” has the meaning set forth in Section 3.09(a)(iv).

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Health Care Laws” means any and all applicable laws, one purpose of which is the regulation of health care, including, without limitation: (a) the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b) (including applicable statutory exceptions and safe harbor regulations)); (b) the Exclusion Law (42 U.S.C. § 1320a-7); (c) the Civil Monetary Penalties Law (42 U.S.C. §§ 1320a-7a and 1320a-7b); (d) the “Stark Law” (42 U.S.C. § 1395nn), including the statutory exceptions and regulatory exceptions (42 C.F.R. § 411.350 et seq.); (e) the federal False Claims Act (31 U.S.C. § 3729 et seq.) (the “False Claims Act”); (f) the Program Fraud Civil Remedies Act (31 U.S.C. § 3801 et seq.) and the Federal Health Care Fraud Law (18 U.S.C. § 1347); (g) the Medicare statute (Title VIII of the Social Security Act, 42 U.S.C. §§ 1395-1395hhh) and the Medicaid statute (Title XIX of the Social Security Act, 42 U.S.C. §§ 1396-1396v); (h) the Consolidated Omnibus Budget Reconciliation Act of 1985, (ix) TRICARE (10 U.S.C. §1071 et seq.); (i) all Privacy Laws as defined herein; (xi) any laws concerning the billing, coding or submission of claims or collection of accounts receivable or refund of overpayments; (j) the Clinical Laboratory Improvement Amendments of 1988 (Public Law 100- 578) and any state laws concerning the operation of a clinical laboratory or toxicology laboratory; (k) the Controlled Substances Act (CSA) Title II of the Comprehensive Drug Abuse Prevention and Control Act of 1970 (21 U.S.C. § 801 et seq. and all regulations promulgated thereunder), state controlled substance laws and laws governing the practice of pharmacy; (l) any state laws concerning certificates of need, the corporate practice of medicine, corporate practice of nursing, mid-level supervision and delegated authority, advertising, professional and facility fee-splitting, ambulatory surgery or office-based medical procedures, anesthesia requirements and the provision of management or administrative services to medical practices; (m) the Patient Protection and Affordable Care Act (Pub. L. 111-148) as amended by the Health Care and Education Reconciliation Act of 2010 (Pub. L. 111-152) and the regulations promulgated thereunder; (n) CDC Guidelines for Prescribing Opioids for Chronic Pain (March 18, 2016), as amended; (o) the Eliminating Kickbacks in Recovery Act of 2018 (Pub. L. 115-271, § 8122); (p) any rule, regulation or requirement of any accrediting organization to the extent compliance with such rule, regulation or requirement is required to maintain applicable certification under Federal Health Care Programs or the Clinical Laboratory Improvement Amendments of 1998; and (q) any other law or regulation of any Governmental Authority which regulates kickbacks, health care fraud and abuse, Federal Health Care Programs, claims processing, medical record documentation requirements, the hiring of employees or acquisition of services or products from those who have been excluded from Federal Health Care Programs, licensure or any other aspect of providing health care.

“Health Care License” has the meaning set forth in Section 3.25(a).

“Immediate Family Member” means, with respect to a Person, a child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, of such Person.

“Indebtedness” means, without duplication and with respect to the Company, all: (a) indebtedness for borrowed money; (b) obligations for the deferred purchase price of property or services (other than Current Liabilities taken into account in the calculation of Closing Working Capital); (c) long or short-term obligations evidenced by notes, bonds, debentures or other similar instruments; (d) obligations under any interest rate, currency swap or other hedging agreement or arrangement; (e) lease obligations required to be capitalized under GAAP but excluding the application of ASC 842; (f) reimbursement obligations under any letter of credit, banker’s acceptance or similar credit transactions; (g) obligations under factoring arrangements; (h) all Liabilities for employee bonuses, employer contributions to any Benefit Plan relating to periods prior to the Closing Date, and other accrued but unpaid amounts payable to employees or independent contractors or former employees or independent contractors of the Company (including, without limitation, accruals for vacation, paid time off, and other employee leave); (i) all Liabilities in respect of Taxes relating to any Pre-Closing Tax Period; (j) any unforgiven obligations under any government loan or loan assistance program (including, without limitation, loans made pursuant to the Paycheck Protection Program under the CARES Act); (k) any Taxes deferred pursuant to Section 2302 of the CARES Act or the Presidential Memorandum of August 8, 2020 or similar legislation, orders or guidance; (l) any deferred income; (m) declared but unpaid dividends or other distributions; (n) accrued Taxes and deferred Tax liabilities; (o) guarantees made by the Company on behalf of any third party in respect of obligations of the kind referred to in the foregoing clauses (a) through (n); and (p) any unpaid interest, prepayment penalties, premiums, costs and fees that would arise or become due as a result of the prepayment of any of the obligations referred to in the foregoing clauses (a) through (o).

“Indemnified Party” has the meaning set forth in Section 6.05.

“Indemnifying Party” has the meaning set forth in Section 6.05.

“Indemnity Escrow Amount” means $1,000,000.

“Indemnity Escrow Fund” has the meaning set forth in Section 2.06(a)(v)(B).

“Independent Accountant” has the meaning set forth in Section 2.07(c)(iii).

“Independent Contractors” has the meaning set forth in Section 3.19(b).

“Initial Payment” has the meaning set forth in Section 2.07(a)(ii).

“Insurance Policies” has the meaning set forth in Section 3.14.

“Intellectual Property” means any and all rights in, arising out of, or associated with any of the following in any jurisdiction throughout the world: (a) issued patents and patent applications (whether provisional or non-provisional), including divisionals, continuations, continuations-in-part, substitutions, reissues, reexaminations, extensions, or restorations of any of the foregoing, and other Governmental Authority-issued indicia of invention ownership (including certificates of invention, petty patents, and patent utility models) (“Patents”); (b) trademarks, service marks, brands, certification marks, logos, trade dress, trade names, and other similar indicia of source or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications for registration, and renewals of, any of the foregoing (“Trademarks”); (c) copyrights, works of authorship, and moral rights whether or not copyrightable, and all registrations, applications for registration, and renewals of any of the foregoing (“Copyrights”); (d) internet domain names and social media account or user names (including “handles”), whether or not Trademarks, all associated web addresses, URLs, websites and web pages, social media sites and pages, and all content and data thereon or relating thereto, whether or not Copyrights; (e) mask works, and all registrations, applications for registration, and renewals thereof; (f) industrial designs, and all Patents, registrations, applications for registration, and renewals thereof; (g) trade secrets, know-how, inventions (whether or not patentable), discoveries, improvements, technology, business and technical information, databases, data compilations and collections, tools, methods, processes, techniques, and other confidential and proprietary information and all rights therein (“Trade Secrets”); (h) computer programs, operating systems, applications, firmware, and other code, including all source code, object code, application programming interfaces, data files, databases, protocols, specifications, and other documentation thereof; (i) rights of publicity; and (j) all other intellectual or industrial property and proprietary rights.

“Intellectual Property Assignment Agreement” means that certain Intellectual Property Assignment Agreement being entered into by and between Buyer and Seller simultaneously with the Closing.

“Interim Balance Sheet” has the meaning set forth in Section 3.06.

“Interim Balance Sheet Date” has the meaning set forth in Section 3.06.

“Interim Financial Statements” has the meaning set forth in Section 3.06.

“IRCA” has the meaning set forth in Section 3.19(i).

“Knowledge of the Company” or “Company’s Knowledge” or any other similar knowledge qualification, means the actual or constructive knowledge of any Shareholder, Crystal Anderson, or Linda West, after reasonable investigation, including due inquiry by such persons of relevant personnel, including (without limitation) direct reports.

“Law” means any statute, law, ordinance, regulation, rule (including securities exchange and accounting rules), code, order, constitution, treaty, common law, judgment, decree, or other requirement or rule of law of any Governmental Authority.

“Leases” has the meaning set forth in Section 3.10(a).

“Liabilities” has the meaning set forth in Section 3.07.

“Licensed Intellectual Property” means all Intellectual Property in which the Company holds any rights or interests granted by other Persons, including any Shareholder.

“Licensed Professionals” has the meaning set forth in Section 3.25(a).

“Losses” means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, “Losses” shall not include punitive damages, except to the extent actually awarded to a Governmental Authority or other third party.

“Material Adverse Effect” means any change, occurrence, event or effect that has had, or could reasonably be expected to have, either alone or together with any other changes, occurrences, events or effects, a material adverse effect on the business, financial condition, or results of operations of the Company, taken as a whole, excluding any change, occurrence, event or effect to the extent resulting directly or indirectly from (a) international, national, regional, local or industry-wide political, economic or business conditions, (b) acts of war, sabotage, terrorism or military actions, including the commencement, continuation or escalation thereof, hurricanes, earthquakes, floods, tsunamis, tornadoes, mudslides, wild fires or other natural disasters and other force majeure events, (c) conditions generally affecting the industry in which the Company operates, (d) action(s) consented to in writing by Buyer, or (e) Buyer’s breach of this Agreement or any Ancillary Documents; provided, however, in the case of the preceding clauses (a), (b), and (c), that any such change, occurrence, event or effect may be considered in determining whether there has been a Material Adverse Effect if it has had, or could reasonably be expected to have, a disproportionate effect on the Company relative to other businesses in the industry in which the Company operates.

“Material Contracts” has the meaning set forth in Section 3.09(a).

“Material Customers” has the meaning set forth in Section 3.13(a).

“Material Suppliers” has the meaning set forth in Section 3.13(b).

“Non-U.S. Benefit Plan” has the meaning set forth in Section 3.18(a).

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Permitted Encumbrances” means (a) those items set forth in Section 1.01(b) of the Disclosure Schedules, (b) liens for Taxes not yet due and payable, (c) mechanics’, carriers’, workmen’s, repairmen’s or other like liens arising or incurred by the Company in the ordinary course of business consistent with past practice securing amounts that are not delinquent and which are not, individually or in the aggregate, material to the Business, or (d) liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice which are not, individually or in the aggregate, material to the Business.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Personal Data” means in addition to any definition provided by the Company for any similar term (e.g., “personally identifiable information,” “Personal Information,” “personal data” or “PII”) in any privacy notice or other public-facing statement by the Company, any information that is considered “personally identifiable information,” “Personal Information,” “personal data,” “PII,” or like terms under applicable Privacy Laws, including, but not limited to, information regarding or reasonably capable of being associated with an individual consumer or device, where such information (a) is information that identifies, could be used to identify or is otherwise identifiable with an individual, including name, physical address, telephone number, IP address, email address, financial account number, government-issued identifier (including Social Security number and driver’s license number), medical, health or insurance information, gender, sexual orientation, date of birth, educational or employment information, religious or political views or affiliations, marital or other status, photograph, or biometric information, and any other data used or intended to be used to identify, contact, precisely locate, or be associated with an individual, or (b) is any data regarding an individual’s activities online or on a mobile or other application (e.g., searches conducted, web pages or content visited or viewed). Personal Data may relate to any individual, including a current, prospective or former customer, employee or vendor of any Person and includes such information in any form, including paper and electronic forms.

“Platform Agreements” has the meaning set forth in Section 3.12(i).

“Post-Closing Adjustment” has the meaning set forth in Section 2.07(b)(ii).

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period beginning after the Closing Date.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

“Prime Rate” means the rate of interest published by The Wall Street Journal (eastern edition), from time to time, as the “U.S. Prime Rate.”

“Privacy Laws” means all Laws concerning the privacy, security or Processing of Personal Data (which may include Laws of jurisdictions where Personal Data was collected), including applicable data-breach notification Laws, consumer protection Laws, Laws concerning requirements for website and mobile application privacy policies and practices, Social Security number protection Laws, data security Laws, and Laws concerning email, text message or telephone communications, including, as applicable, the New York SHIELD Act, the Federal Trade Commission Act, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, the Children’s Online Privacy Protection Act, the California Consumer Privacy Act of 2018, the Computer Fraud and Abuse Act, Health Insurance Portability and Accountability Act of 1996, the Electronic Communications Privacy Act, the Fair Credit Reporting Act, the Fair and Accurate Credit Transaction Act, and all other similar international, federal, state, provincial and local Laws, as applicable.

“Process” (and the corollary term “Processing”) means to perform any operation or set of operations on data, whether manually or by automatic means, including blocking, erasing, destroying, collecting, compiling, combining, adopting, analyzing, enhancing, enriching, recording, sorting, organizing, structuring, accessing, storing, processing, adapting, retaining, retrieving, consulting, using, training, transferring, aligning, transmitting, disclosing, altering, distributing, disseminating or otherwise making available data.

“Purchase Price” has the meaning set forth in Section 2.05.

“Purchase Price Adjustment Escrow Amount” means $50,000.00.

“Purchase Price Adjustment Escrow Fund” has the meaning set forth in Section 2.06(a)(v)(A).

“Purchased Assets” has the meaning set forth in Section 2.01.

“Qualified Benefit Plan” has the meaning set forth in Section 3.18(c).

“Real Property” means the real property owned, leased or subleased by the Company, together with all buildings, structures, fixtures, improvements and facilities located thereon and all easements, rights-of-way and other rights and privileges appurtenant thereto.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Released Claims” has the meaning set forth in Section 5.06.

“Releasees” has the meaning set forth in Section 5.06.

“Releasing Parties” has the meaning set forth in Section 5.06.

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Resolution Period” has the meaning set forth in Section 2.07(c)(ii).

“Restricted Period” has the meaning set forth in Section 5.07(a).

“Review Period” has the meaning set forth in Section 2.07(c)(i).

“Security Incident” has the meaning set forth in Section 3.12(p).

“Seller” has the meaning set forth in the Preamble.

“Seller Indemnitees” has the meaning set forth in Section 6.03.

“Seller’s Accountants” means such accounting firm or firms as Seller may engage from time to time.

“Shareholder(s)” has the meaning set forth in the Preamble.

“Shares” has the meaning set forth in Section 3.03(a).

“Statement of Objections” has the meaning set forth in Section 2.07(c)(ii).

“Subsidiary” means, with respect to any Person, any other Person directly or indirectly controlled by such Person. For purposes of the immediately preceding sentence, the term “controlled by” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise.

“Tangible Personal Property” has the meaning set forth in Section 2.01(e).

“Target Working Capital” means $3,200,000.00.

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, documentary, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third Party Claim” has the meaning set forth in Section 6.05(a).

“Territory” means the broadest of the following geographic regions in which the covenants set forth in Section 5.07 may be enforceable under applicable Law: (a) the universe, (b) the solar system, (c) the Earth, (d) every country in which the Company has done business in the past or intends to do business in the future, (e) the United States and the Philippines, (f) the United States, (g) every state within the United States in which the Company has done business or intends to do business in the future, (h) the State of California and each of its surrounding states, and (i) the State of California.

“Transaction Expenses” means all fees and expenses incurred by the Company or any Shareholder at or prior to the Closing in connection with the preparation, negotiation and execution of this Agreement and the Ancillary Documents, and the performance and consummation of the transactions contemplated hereby and thereby.

“Transition Services Agreement” means that certain Transition Services Agreement being entered into by and between Buyer and Seller simultaneously with the Closing.

“Undisputed Amounts” has the meaning set forth in Section 2.07(c)(iii).

“Union” has the meaning set forth in Section 3.19(e).

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.

“Weiss” has the meaning set forth in the Preamble.

ARTICLE II
PURCHASE AND SALE

Section 2.01    Purchase and Sale. Subject to the terms and conditions set forth herein, at the Closing, Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase from Seller, free and clear of any Encumbrances other than Permitted Encumbrances, all of Seller’s right, title and interest in, to and under all of the assets, properties and rights of every kind and nature, whether real, personal or mixed, tangible or intangible (including goodwill), wherever located and whether now existing or hereafter acquired (other than the Excluded Assets), which relate to, or are used or held for use in connection with, the Business (collectively, the “Purchased Assets”), including, without limitation, the following:

(a)    all accounts or notes receivable held by Seller, and any security, claim, remedy or other right related to any of the foregoing (the “Acquired Accounts Receivable”) other than the Excluded Accounts Receivable;

(b)    all inventory, finished goods, raw materials, work in progress, packaging, supplies, parts and other inventories (“Inventory”);

(c)    all Contracts relating to the operation of the Business (including, without limitation, that certain Cost Per Copy Agreement, dated as of June 26, 2020, by and between Seller and De Lage Landen Financial Services, Inc.) other than the Excluded Contracts (the “Assigned Contracts”);

(d)    all intellectual property used in connection with the Business, to the extent of Seller’s rights therein, including without limitation, the name “Secure Nursing Service, Inc.” and any derivatives thereof, all of Seller’s websites, all social media accounts used in the Business, all of the domain names applicable to the Business, a complete list of which is set forth in Section 3.12 of the Disclosure Schedules, and the telephone number and fax number of the Business (collectively, “Intellectual Property Assets”);

(e)    all furniture, fixtures, equipment, machinery, tools, vehicles, office equipment, supplies, computers, telephones and other tangible personal property (the “Tangible Personal Property”);

(f)    all Real Property;

(g)    all Permits which are held by Seller and required for the conduct of the Business as currently conducted or for the ownership and use of the Purchased Assets, including, without limitation, those listed on Section 3.16(a) and Section 3.16(b) of the Disclosure Schedules;

(h)    all rights to any Actions of any nature available to or being pursued by Seller to the extent related to the Business, the Purchased Assets or the Assumed Liabilities, whether arising by way of counterclaim or otherwise;

(i)    all prepaid expenses, credits, advance payments, claims, security, refunds, rights of recovery, rights of set-off, rights of recoupment, deposits, charges, sums and fees (including any such item relating to the payment of Taxes);

(j)    all of Seller’s rights under warranties, indemnities and all similar rights against third parties to the extent related to any Purchased Assets;

(k)    all insurance benefits, including rights and proceeds, arising from or relating to the Business, the Purchased Assets or the Assumed Liabilities;

(l)    originals, or where not available, copies, of all books and records, including, but not limited to, books of account, ledgers and general, financial and accounting records, machinery and equipment maintenance files, customer lists, customer purchasing histories, price lists, distribution lists, supplier lists, production data, quality control records and procedures, customer complaints and inquiry files, research and development files, records and data (including all correspondence with any Governmental Authority), sales material and records (including pricing history, total sales, terms and conditions of sale, sales and pricing policies and practices), strategic plans, internal financial statements, marketing and promotional surveys, material and research and files relating to the Intellectual Property Assets and the Intellectual Property Agreements (“Books and Records”); and

(m)    all goodwill and the going concern value of the Business.

Section 2.02    Excluded Assets. Notwithstanding the foregoing, the Purchased Assets shall not include the following assets (collectively, the “Excluded Assets”):

(a)    all Contracts set forth on Section 2.02(a) of the Disclosure Schedules (the “Excluded Contracts”);

(b)    the corporate seals, organizational documents, minute books, stock books, Tax Returns, books of account or other records having to do with the corporate organization of Seller;

(c)    all Benefit Plans and assets attributable thereto;

(d)    the assets, properties and rights specifically set forth on Section 2.02(d) of the Disclosure Schedules;

(e)    the Excluded Accounts Receivable; and

(f)    the rights which accrue or will accrue to Seller under this Agreement and the Ancillary Documents.

Section 2.03    Assumed Liabilities. Subject to the terms and conditions set forth herein, Buyer shall assume and agree to pay, perform and discharge only the following Liabilities of Seller (collectively, the “Assumed Liabilities”), and no other Liabilities:

(a)    all trade accounts payable of Seller to third parties in connection with the Business that remain unpaid and are not delinquent as of the Closing Date and that either are reflected on the Interim Balance Sheet Date or arose in the ordinary course of business consistent with past practice since the Interim Balance Sheet Date; and

(b)    all Liabilities in respect of the Assigned Contracts but only to the extent that such Liabilities thereunder are required to be performed after the Closing Date, were incurred in the ordinary course of business and do not relate to any failure to perform, improper performance, warranty or other breach, default or violation by Seller on or prior to the Closing.

Section 2.04    Excluded Liabilities. Notwithstanding the provisions of Section 2.03 or any other provision in this Agreement to the contrary, Buyer shall not assume and shall not be responsible to pay, perform or discharge any Liabilities of Seller or any of its Affiliates of any kind or nature whatsoever other than the Assumed Liabilities (the “Excluded Liabilities”). Seller shall, and shall cause each of its Affiliates to, pay and satisfy in due course all Excluded Liabilities which they are obligated to pay and satisfy. Without limiting the generality of the foregoing, the Excluded Liabilities shall include, but not be limited to, the following:

(a)    any Liabilities of Seller arising or incurred in connection with the negotiation, preparation, investigation and performance of this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby, including, without limitation, fees and expenses of counsel, accountants, consultants, advisers and others;

(b)    any Liability for (i) Taxes of Seller (or any stockholder or Affiliate of Seller) or relating to the Business, the Purchased Assets or the Assumed Liabilities for any Pre-Closing Tax Period, (ii) Taxes that arise out of the consummation of the transactions contemplated hereby or that are the responsibility of Seller pursuant to Section 5.11, or (iii) other Taxes of Seller (or any stockholder or Affiliate of Seller) of any kind or description (including any Liability for Taxes of Seller (or any stockholder or Affiliate of Seller) that becomes a Liability of Buyer under any common law doctrine of de facto merger or transferee or successor liability or otherwise by operation of contract or Law);

(c)    any Liabilities relating to or arising out of the Excluded Assets;

(d)    any Liabilities in respect of any pending or threatened Action arising out of, relating to or otherwise in respect of the operation of the Business or the Purchased Assets to the extent such Action relates to such operation on or prior to the Closing Date;

(e)    any Liabilities of Seller arising under or in connection with any Benefit Plan providing benefits to any present or former employee of Seller;

(f)    any Liabilities of Seller for any present or former employees, officers, directors, retirees, independent contractors or consultants of Seller, including, without limitation, any Liabilities associated with any claims for wages or other benefits, bonuses, accrued vacation, workers’ compensation, severance, retention, termination or other payments;

(g)    any Environmental Claims, or Liabilities under Environmental Laws, to the extent arising out of or relating to facts, circumstances or conditions existing on or prior to the Closing or otherwise to the extent arising out of any actions or omissions of Seller;

(h)    any trade accounts payable of Seller (i) to the extent not accounted for on the Interim Balance Sheet, (ii) which constitute intercompany payables owing to Affiliates of Seller, (iii) which constitute debt, loans or credit facilities to financial institutions, or (iv) which did not arise in the ordinary course of business;

(i)    any Liabilities of the Business relating or arising from unfulfilled commitments, quotations, purchase orders, customer orders or work orders that (i) do not constitute part of the Purchased Assets issued by the Business’ customers to Seller on or before the Closing, (ii) did not arise in the ordinary course of business, or (iii) are not validly and effectively assigned to Buyer pursuant to this Agreement;

(j)    any Liabilities to indemnify, reimburse or advance amounts to any present or former officer, director, employee or agent of Seller (including with respect to any breach of fiduciary obligations by same), except for indemnification of same pursuant to Section 6.03 as Seller Indemnitees;

(k)    any Liabilities under the Excluded Contracts or any other Contracts (i) which are not validly and effectively assigned to Buyer pursuant to this Agreement, (ii) which do not conform to the representations and warranties with respect thereto contained in this Agreement, or (iii) to the extent such Liabilities arise out of or relate to a breach by Seller of such Contracts prior to Closing;

(l)    any Liabilities associated with, related to or incurred in connection with any Indebtedness of Seller and/or the Business; and

(m)    any Liabilities arising out of, in respect of or in connection with the failure by Seller or any of its Affiliates to comply with any Law or Governmental Order.

Section 2.05    Purchase Price. The aggregate purchase price for the Shares shall be Eleven Million Five Hundred Thousand Dollars ($11,500,000) (the “Base Price”), plus the assumption of the Assumed Liabilities, subject to adjustment pursuant to Section 2.07 hereof (as so adjusted, the “Purchase Price”).

Section 2.06    Transactions to be Effected at the Closing.

(a)      At the Closing, Buyer shall:

(i)    deliver to Seller: (A) the Initial Payment, less (B) the Purchase Price Adjustment Escrow Amount, and less (C) the Indemnity Escrow Amount, by wire transfer of immediately available funds to one or more accounts designated in writing by Seller to Buyer no later than three (3) Business Days prior to the Closing Date;

(ii)    deliver to Seller the Ancillary Documents to which Buyer is a party, duly executed by Buyer;

(iii)    deliver to the holders of outstanding Indebtedness, if any, by wire transfer of immediately available funds that amount of money due and owing from Seller to such holders of outstanding Indebtedness as set forth on the Closing Statement;

(iv)    deliver to the designated third parties by wire transfer of immediately available funds that amount of money due and owing from Seller or any Shareholder to such third parties as Transaction Expenses as set forth on the Closing Statement; and

(v)    deliver to the Escrow Agent:

(A)    the Purchase Price Adjustment Escrow Amount (such amount, including any interest or other amounts earned thereon and less any disbursements therefrom in accordance with the Escrow Agreement, the “Purchase Price Adjustment Escrow Fund”) by wire transfer of immediately available funds to an account designated by the Escrow Agent, to be held for the purpose of securing the obligations of Seller in Section 2.07(d);

(B)    the Indemnity Escrow Amount (such amount, including any interest or other amounts earned thereon and less any disbursements therefrom in accordance with the Escrow Agreement, the “Indemnity Escrow Fund”) by wire transfer of immediately available funds to an account designated by the Escrow Agent, to be held for the purpose of securing the obligations of Seller and the Shareholders in Section 6.02; and

(C)    the Escrow Agreement, duly executed by Buyer.

(b)      At the Closing, Seller shall deliver to Buyer and, in the case of the Escrow Agreement being delivered pursuant to clause (ii) below, the Escrow Agent:

(i)    the Ancillary Documents, duly executed by Seller;

(ii)    a certificate pursuant to Treasury Regulations Section 1.1445-2(b) that Seller is not a foreign person within the meaning of Section 1445 of the Code, duly executed by Seller;

(iii)    all approvals, consents and waivers that are listed on Section 3.04 of the Disclosure Schedules, duly executed by the counterparts thereof;

(iv)    a good standing certificate (or its equivalent) for Seller from the Secretary of State of the State of California and each other jurisdiction in which Seller is required to be registered to do business as a foreign corporation;

(v)    a satisfaction and release agreement executed by Bank of America, N.A. acknowledging that all obligations owed by the Company to Bank of America, N.A. have been satisfied and authorizing the Company to file a UCC-3 termination statement discharging the lien on the Purchased Assets; and

(vi)    such other documents or instruments as Buyer may reasonably request.

Section 2.07    Purchase Price Adjustment.

(a)      Closing Adjustment.

(i)    At the Closing, the portion of the Base Price payable to Seller shall be adjusted in the following manner:

(A)    either (1) an increase by the amount, if any, by which the Estimated Closing Working Capital is greater than the Target Working Capital, or (2) a decrease by the amount, if any, by which the Estimated Closing Working Capital is less than the Target Working Capital;

(B)    an increase by the amount of Estimated Closing Cash on Hand;

(C)    a decrease (without duplication) by the outstanding Estimated Closing Indebtedness; and

(D)    a decrease (without duplication) by the amount of unpaid Estimated Closing Transaction Expenses.

The net amount after giving effect to the adjustments listed above shall be the “Initial Payment.”

(ii)    No later than five (5) Business Days prior to the date hereof, Seller shall have prepared and delivered to Buyer (A) a statement (the “Closing Statement”) setting forth Seller’ good faith estimate of Closing Working Capital (the “Estimated Closing Working Capital”), Closing Cash on Hand (the “Estimated Closing Cash on Hand”), Closing Indebtedness (the “Estimated Closing Indebtedness”), and Closing Transaction Expenses (the “Estimated Closing Transaction Expenses”) and (B) a certificate of an officer of Seller that the Closing Statement was prepared in accordance with the Agreed Accounting Principles. The Closing Statement shall be accompanied by customary payoff letters, which will include customary lien releases, for every item of Estimated Closing Indebtedness.

(b)     Post-Closing Adjustment.

(i)    Within ninety (90) days after the Closing Date, Buyer shall prepare and deliver to Seller (A) a statement setting forth Buyer’s calculation of Closing Working Capital, Closing Cash on Hand, Closing Indebtedness and Closing Transaction Expenses (the “Adjustment Statement”) and (B) a certificate of an officer of Buyer that the Adjustment Statement was prepared in accordance with the Agreed Accounting Principles.

(ii)    The “Post-Closing Adjustment” shall be an amount equal to the sum of (A) Closing Working Capital (as finally determined) minus Estimated Working Capital, (B) Closing Cash on Hand (as finally determined) minus Estimated Cash on Hand, (C) Estimated Closing Indebtedness minus Closing Indebtedness (as finally determined), and (D) Estimated Closing Transaction Expenses minus Closing Transaction Expenses (as finally determined). If the Post-Closing Adjustment is a positive number, Buyer shall pay to Seller an amount equal to the Post-Closing Adjustment. If the Post-Closing Adjustment is a negative number, Seller shall pay to Buyer an amount equal to the Post-Closing Adjustment.

(c)      Examination and Review.

(i)    Examination. After receipt of the Adjustment Statement, Seller shall have thirty (30) days (the “Review Period”) to review the Adjustment Statement. During the Review Period, Seller and Seller’s Accountants shall have full access to the books and records of the Company, the personnel of, and work papers prepared by, Buyer and/or Buyer’s Accountants to the extent that they relate to the Adjustment Statement and to such historical financial information (to the extent in Buyer’s possession) relating to the Adjustment Statement as Seller may reasonably request for the purpose of reviewing the Adjustment Statement and to prepare a Statement of Objections, provided that such access and review shall be conducted in a manner that does not interfere with the normal business operations of Buyer or the Company.

(ii)    Objection. On or prior to the last day of the Review Period, Seller may object to the Adjustment Statement by delivering to Buyer a written statement setting forth Seller’s objections in reasonable detail, indicating each disputed item or amount and the basis for Seller’s disagreement therewith (the “Statement of Objections”). If Seller fails to deliver the Statement of Objections before the expiration of the Review Period, the Adjustment Statement and the Post-Closing Adjustment reflected in the Adjustment Statement shall be deemed to have been accepted by Seller. If Seller deliver the Statement of Objections before the expiration of the Review Period, Buyer and Seller shall negotiate in good faith to resolve such objections within thirty (30) days after the delivery of the Statement of Objections (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the Post-Closing Adjustment and the Adjustment Statement with such changes (if any) as may have been previously agreed in writing by Buyer and Seller, shall be final and binding.

(iii)    Resolution of Disputes. If Seller and Buyer fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any amounts remaining in dispute (any amounts in dispute being referred to as the “Disputed Amounts” and any amounts not so disputed being referred to as the “Undisputed Amounts”) shall be submitted for resolution to the office of BDO USA LLP subject to applicable conflict checks at such time or, if BDO USA LLP is unable to serve, Buyer and Seller shall appoint by mutual agreement the office of an impartial nationally recognized firm of independent certified public accountants other than Seller’ Accountants or Buyer’s Accountants (the “Independent Accountant”) who, acting as experts and not arbitrators, shall resolve the Disputed Amounts only and make any adjustments to the Post-Closing Adjustment, as the case may be, and the Adjustment Statement. The parties hereto agree that all adjustments shall be made without regard to materiality, except as necessary to adhere to the Agreed Accounting Principles. The Independent Accountant shall only decide the specific items under dispute by the parties and their decision for each Disputed Amount must be within the range of values assigned to each such item in the Adjustment Statement and the Statement of Objections, respectively.

(iv)    Fees of the Independent Accountant. The fees and expenses of the Independent Accountant shall be paid by Seller, on the one hand, and by Buyer, on the other hand, based upon the percentage that the amount actually contested but not awarded to Seller or Buyer, respectively, bears to the aggregate amount actually contested by Seller and Buyer.

(v)    Determination by the Independent Accountant. The Independent Accountant shall make a determination as soon as practicable after their engagement and, in any event, within thirty (30) days thereafter (or such other time as the parties hereto shall agree in writing), and their resolution of the Disputed Amounts and their adjustments to the Adjustment Statement and/or the Post-Closing Adjustment shall be conclusive and binding upon the parties hereto absent manifest computational error.

(d)     Payments of Post-Closing Adjustment. Except as otherwise provided herein, any payment of the Post-Closing Adjustment, together with interest calculated as set forth below, shall (i) be due (A) within five (5) Business Days of acceptance of the applicable Adjustment Statement or (B) if there are Disputed Amounts, then within five (5) Business Days of the resolution described in Section 2.07(c)(v), and (ii) be paid by wire transfer of immediately available funds to such account or accounts as is directed by Buyer or Seller, as the case may be. Any payment of the Post-Closing Adjustment owed by Seller to Buyer shall be paid first by the Escrow Agent pursuant to the terms of the Escrow Agreement from the Purchase Price Adjustment Escrow Fund. To the extent the amount of the Post-Closing Adjustment exceeds the amount available in the Purchase Price Adjustment Escrow Fund, such amount shall be paid from the Indemnity Escrow Fund or directly by the Seller, at Buyer’s election

(e)     Adjustments for Tax Purposes. Any payments made pursuant to Section 2.07 shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

Section 2.08    Closing. The consummation of the transactions contemplated hereby, including the purchase and sale of the Shares (the “Closing”), shall take place simultaneously with the execution and delivery hereof at the offices of Eversheds Sutherland (US) LLP, 227 West Monroe Street, Suite 6000, Chicago, Illinois 60606, or remotely by exchange of documents and signatures (or their electronic counterparts), or at such other time or on such other date or at such other place as Seller and Buyer may mutually agree upon in writing (the day on which the Closing takes place being referred to as the “Closing Date”), and shall be deemed effective as of 12:01 a.m. on the Closing Date.

Section 2.09    Withholding Tax. Buyer shall be entitled to deduct and withhold from the Purchase Price all Taxes that Buyer may be required to deduct and withhold under any provision of Tax Law. All such withheld amounts shall be treated as delivered to Seller hereunder.

Section 2.10    Allocation of Purchase Price. Seller and Buyer agree that the Purchase Price and the Assumed Liabilities (plus other relevant items) shall be allocated among the Purchased Assets for all purposes (including Tax and financial accounting) as shown on the allocation schedule (the “Allocation Schedule”). A draft of the Allocation Schedule shall be prepared by Buyer and delivered to Seller within ninety (90) days following the Closing Date. If Seller notifies Buyer in writing that Seller objects to one or more items reflected in the Allocation Schedule, Seller and Buyer shall negotiate in good faith to resolve such dispute; provided, however, that if Seller and Buyer are unable to resolve any dispute with respect to the Allocation Schedule within ten (10) days following the Closing Date, such dispute shall be resolved by the Independent Accountant. The fees and expenses of such accounting firm shall be borne equally by Seller and Buyer. Buyer and Seller shall file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with the Allocation Schedule. Any adjustments to the Purchase Price pursuant to Section 2.07 shall be allocated in a manner consistent with the Allocation Schedule.

Section 2.11    Third Party Consents. To the extent that Seller’s rights under any Contract or Permit constituting a Purchased Asset, or any other Purchased Asset, may not be assigned to Buyer without the consent of another Person which has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and, from the date hereof until the six (6) month anniversary of the Closing, Seller shall use its reasonable best efforts to obtain any such required consent(s) as promptly as possible. If any such consent shall not be obtained or if any attempted assignment would be ineffective or would impair Buyer’s rights under the Purchased Asset in question so that Buyer would not in effect acquire the benefit of all such rights, Seller, to the maximum extent permitted by Law and the Purchased Asset, shall act after the Closing as Buyer’s agent in order to obtain for Buyer the benefits thereunder and shall cooperate, to the maximum extent permitted by Law and the Purchased Asset, with Buyer in any other reasonable arrangement designed to provide such benefits to Buyer.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER AND THE SHAREHOLDERS

Seller and each Shareholder jointly and severally represents and warrants to Buyer that the statements contained in this ARTICLE III are true and correct as of the date hereof.

Section 3.01    Capacity and Authority of Shareholder. Each Shareholder is an individual residing in the jurisdiction set forth in Section 3.01 of the Disclosure Schedules. Each Shareholder has full legal capacity, power and authority to enter into this Agreement and the Ancillary Documents to which such Shareholder is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each Shareholder of this Agreement and the Ancillary Documents to which such Shareholder is a party, the performance by each Shareholder of its obligations hereunder and thereunder, and the consummation by each Shareholder of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of each Shareholder. This Agreement has been duly executed and delivered by each Shareholder, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of each Shareholder enforceable against each Shareholder in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors rights generally and except as the enforcement of certain provisions hereof may be limited by the application of general equitable principles of law in certain circumstances (whether such provisions are considered in a proceeding at law or in equity). When the Ancillary Documents have been duly executed and delivered by each Shareholder, to the extent party thereto (assuming due authorization, execution and delivery by Buyer, to the extent party thereto), each of the Ancillary Documents will constitute a legal and binding obligation of each Shareholder enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors rights generally and except as the enforcement of certain provisions thereof may be limited by the application of general equitable principles of law in certain circumstances (whether such provisions are considered in a proceeding at law or in equity).

Section 3.02    Organization, Authority and Qualification of the Company. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of California and has full corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently being conducted. Section 3.02 of the Disclosure Schedules sets forth each jurisdiction in which the Company is licensed or qualified to do business, and the Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary. The Company has full corporate power and authority to enter into this Agreement and the Ancillary Documents to which the Company is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Company of this Agreement and the Ancillary Documents to which the Company is a party, the performance by the Company of its obligations hereunder and thereunder, and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of the Company. This Agreement has been duly executed and delivered by the Company, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors rights generally and except as the enforcement of certain provisions hereof may be limited by the application of general equitable principles of law in certain circumstances (whether such provisions are considered in a proceeding at law or in equity). When the Ancillary Documents have been duly executed and delivered by the Company, to the extent party thereto (assuming due authorization, execution and delivery by Buyer, to the extent party thereto), each of the Ancillary Documents will constitute a legal and binding obligation of the Company enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors rights generally and except as the enforcement of certain provisions thereof may be limited by the application of general equitable principles of law in certain circumstances (whether such provisions are considered in a proceeding at law or in equity).

Section 3.03    Capitalization.

(a)      The authorized capital stock of the Company is set forth in Section 3.03(a) of the Disclosure Schedule (collectively, the “Shares”). The Shares constitute all of the equity interests of the Company. All of the Shares have been duly authorized, are validly issued, fully paid and non-assessable, and are owned of record and beneficially by the applicable Shareholder set forth in Section 3.03(a) of the Disclosure Schedule, free and clear of all Encumbrances.

(b)      All of the Shares were issued in compliance with applicable Laws. None of the Shares were issued in violation of any agreement, arrangement or commitment to which any Shareholder or the Company is a party or is subject or in violation of any preemptive or similar rights of any Person.

(c)      Except as set forth in Section 3.03(c) of the Disclosure Schedules, there are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the Shares or obligating any Shareholder or the Company to issue or sell any equity securities, or any other interest in the Company or any such equity securities. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to the Company. There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Shares.

Section 3.04    Subsidiaries. The Company has no Subsidiaries. The Company does not own, or have any interest in, any shares or other ownership interest in any other Person.

Section 3.05    No Conflicts; Consents. The execution, delivery and performance by Seller and the Shareholders of this Agreement and the Ancillary Documents, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, certificate of formation, certificate of limited partnership, by-laws, limited liability company agreement, limited partnership agreement or any other organizational documents of the Company; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to any Shareholder or the Company; (c) except as set forth in Section 3.05 of the Disclosure Schedules, require the consent of, notice to or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel (i) any Contract to which any Shareholder or the Company is a party or by which any Shareholder or the Company is bound or to which any of their respective properties and assets are subject or (ii) any Permit affecting the properties, assets or Business; or (d) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on any properties or assets of the Company. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to any Shareholder or the Company in connection with the execution and delivery of this Agreement and the Ancillary Documents or the consummation of the transactions contemplated hereby and thereby.

Section 3.06    Financial Statements. Complete and correct copies of the Business’ unaudited financial statements consisting of the consolidated balance sheet of the Business as at December 31 in each of the years 2019, 2020 and 2021 and the related statements of income and retained earnings, stockholders’ equity and cash flow for the years then ended (the “Annual Financial Statements”), and unaudited financial statements consisting of the consolidated balance sheet of the Business as at September 30, 2022 and the related statements of income and retained earnings, stockholders’ equity and cash flow for the nine (9) month period then ended (the “Interim Financial Statements” and, together with the Annual Financial Statements, the “Financial Statements”) are attached to Section 3.06 of the Disclosure Schedules. The Financial Statements have not been prepared in accordance with GAAP. The Financial Statements are based on the books and records of the Business, and fairly present in all material respects the financial condition of the Business as of their respective dates and the results of the operations of the Business for the periods indicated. The balance sheet of the Business as of December 31, 2021 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date,” and the balance sheet of the Business as of September 30, 2022 is referred to herein as the “Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date”. Since January 1, 2017, there has been no change in any accounting principles, policies, methods or practices, including any change with respect to reserves (whether for bad debt, contingent liabilities or otherwise) of the Business.

Section 3.07    Undisclosed Liabilities. The Business has no liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise (“Liabilities”), except (a) those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date, and (b) those which have been incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date and which are not, individually or in the aggregate, material in amount.

Section 3.08    Absence of Certain Changes, Events and Conditions. Since the Balance Sheet Date, except as set forth in Section 3.08 of the Disclosure Schedules, the Business has been conducted in the ordinary course of business and there has not been, with respect to the Business or the Company, any:

(a)      event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate with any and all such other events, occurrences and developments, a Material Adverse Effect;

(b)      amendment of the charter, by-laws or other organizational documents of the Company;

(c)      split, combination or reclassification of any shares of its capital stock;

(d)      issuance, sale or other disposition of any of its capital stock, or grant of (or agreement or commitment to grant) any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its capital stock;

(e)      declaration or payment of any dividends or distributions on or in respect of any of its capital stock or redemption, purchase or acquisition of its capital stock;

(f)      material change in any method of accounting or accounting practice, except as required by GAAP or as disclosed in the notes to the Financial Statements;

(g)     entry into any Contract that would constitute a Material Contract;

(h)      imposition of any Encumbrance upon any of the properties, capital stock or assets, tangible or intangible of the Business;

(i)      (i) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of its current or former employees, officers, directors, independent contractors or consultants, other than as provided for in any written agreements or required by applicable Law, (ii) change in the terms of employment for any employee or any termination of any employees, or (iii) action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, director, independent contractor or consultant;

(j)      adoption, modification or termination of any (i) employment, severance, retention or other agreement with any current or former employee, officer, director, independent contractor or consultant, (ii) Benefit Plan, or (iii) collective bargaining or other agreement with a Union, in each case whether written or oral;

(k)     any loan to (or forgiveness of any loan to), or entry into any other transaction with, any Affiliate or any of the Company’s or any of its Affiliates’ stockholders or current or former directors, officers or employees;

(l)      cancellation of any debts or claims or amendment, termination or waiver of any rights constituting Purchased Assets; or

(m)    any other material action or event outside of the ordinary course of business.

Section 3.09    Material Contracts.

(a)     Section 3.09(a) of the Disclosure Schedules lists each of the following Contracts of the Company (such Contracts, together with all Contracts concerning the occupancy, management or operation of any Real Property (including without limitation, brokerage contracts) listed or otherwise disclosed (or required to be disclosed) in Section 3.10 of the Disclosure Schedules and all Company IP Agreements set forth in Section 3.12(b) of the Disclosure Schedules, being “Material Contracts”):

(i)    each Contract of the Company involving aggregate consideration in excess of $10,000 and which, in each case, cannot be cancelled by the Company without penalty or without more than ninety (90) days’ notice;

(ii)    all Contracts that provide for the indemnification by the Company of any Person or the assumption of any Tax, environmental or other Liability of any Person;

(iii)    all employment agreements and Contracts with independent contractors or consultants (or similar arrangements) to which the Company is a party but excluding, for the avoidance of doubt, offer letters for at-will employment on the Company’s standard form of employment offer letter;

(iv)    all Contracts with (or subcontractor arrangements for the benefit of) any Governmental Authority to which the Company is a party (“Government Contracts”);

(v)    all Contracts that limit or purport to limit the ability of the Company to compete in any line of business or with any Person or in any geographic area or during any period of time or for the business of any Person (whether as customer or supplier) or that restrict or purport to restrict the ability of the Company to engage or hire, or solicit to engage or hire, any Person as an independent contractor or employee;

(vi)    any Contracts to which the Company is a party that provide for any joint venture, partnership or similar arrangement by the Company;

(vii)    all Contracts between or among the Company on the one hand and any Shareholder or any Affiliate of any Shareholder (other than the Company) on the other hand;

(viii)    all collective bargaining agreements or Contracts with any Union to which the Company is a party;

(ix)    [intentionally deleted];

(x)    all Contracts with Material Customers and, to the extent not terminable upon thirty (30) days or less advance notice, Material Suppliers; and

(xi)    any other Contract that is material to the Company and not previously disclosed pursuant to this Section 3.09.

(b)     Each Material Contract is valid and binding on the Company, is enforceable in accordance with its terms and is in full force and effect. Neither the Company nor, to Company’s Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate, any Material Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other change of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Buyer.

Section 3.10    Title to Assets; Real Property.

(a)      The Company has good, valid and marketable title to, or a valid and marketable leasehold interest in, all Real Property and personal property and other assets reflected in the Annual Financial Statements or acquired after the Balance Sheet Date, other than properties and assets sold or otherwise disposed of in the ordinary course of the Company’s business consistent with past practice. All such properties and assets (including leasehold interests) are free and clear of Encumbrances except for Permitted Encumbrances.

(b)     Section 3.10(b) of the Disclosure Schedules lists: (i) the street address of each parcel of Real Property; (ii) the landlord under each applicable lease or sublease, the rental amount currently being paid, the amount of any deposits, and the expiration of the term of such lease or sublease for each leased or subleased property (collectively, the “Leases”); and (iii) the current use of such property. Seller has delivered or made available to Buyer true, complete and correct copies of any leases and subleases affecting the Real Property, all of which are set forth on Section 3.10(b) of the Disclosure Schedules, together with all amendments, and no lease or sublease has been amended, modified or terminated other than amendments or modifications provided to Purchaser. Seller has provided true, correct and complete copies of all title insurance policies, environmental reports, zoning reports, and surveys covering the Real Property. The Company does not own any Real Property. The Company is not a sublessor or grantor under any sublease or other instrument granting to any other Person any right to the possession, lease, occupancy or enjoyment of any leased Real Property. The use and operation of the Real Property in the conduct of the Company’s business do not violate in any material respect any Law, covenant, condition, restriction, easement, license, Permit or Contract. No material improvements constituting a part of the Real Property encroach on real property owned or leased by any Person. There are no Actions pending nor, to the Company’s Knowledge, threatened against or affecting the Real Property or any portion thereof or interest therein in the nature or in lieu of condemnation or eminent domain proceedings.

(c)     With respect to each of the Leases: (i) such Lease is legal, valid, binding and enforceable against the Company, and is in full force and effect and has not been modified except as disclosed by Seller to Buyer; and (ii) the Company is not, and to the Knowledge of the Company, no other party to a Lease is, in breach or default under any such Lease, and no event has occurred or circumstance exists which, with the delivery of notice, passage of time or both, would constitute such a breach or default or permit the termination, modification or acceleration of rent under such Lease.

Section 3.11    Condition and Sufficiency of Assets. The Purchased Assets are sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted or proposed to be conducted prior to the Closing and constitute all of the rights, properties and assets necessary to conduct the Business as currently conducted or as currently proposed to be conducted. No Excluded Asset is material to the Business.

Section 3.12    Intellectual Property; Data Protection.

(a)     Section 3.12(a) of the Disclosure Schedules contains a correct, current and complete list of: (i) all Company IP Registrations; (ii) all unregistered Trademarks included in the Company Intellectual Property; (iii) all proprietary software of the Company; and (iv) all other Company Intellectual Property used or held for use in the Company’s business as currently conducted and as proposed to be conducted.

(b)     Section 3.12(b) of the Disclosure Schedules contains a correct, current and complete list of all Company IP Agreements. Each Company IP Agreement is valid and binding on the Company in accordance with its terms and is in full force and effect. Neither the Company nor any other party thereto is, or is alleged to be, in breach of or default under, or has provided or received any notice of breach of, default under, or intention to terminate (including by non-renewal), any Company IP Agreement.

(c)     Except as set forth in Section 3.12(c) of the Disclosure Schedules, the Company has the valid and enforceable right to use all other Intellectual Property, including the Licensed Intellectual Property, used or held for use in or necessary for the conduct of the Company’s business as currently conducted and as proposed to be conducted, in each case, free and clear of Encumbrances other than Permitted Encumbrances.

(d)     The Company has no proprietary or confidential information that is owned or claimed by third parties and that is not rightfully in the possession of the Company.

(e)     The Company has taken reasonable security measures to protect and preserve the confidentiality of all confidential information and Trade Secrets owned by the Company and all confidential information and Trade Secrets disclosed to the Company for which the Company has an obligation of secrecy against unauthorized access, disclosure, use, modification or other misuse. No Trade Secret that is material to the business has been authorized to be disclosed or, to the Knowledge of the Company, has been actually disclosed to any Person other than pursuant to a written confidentiality contract properly restricting the disclosure and use thereof. The Company has not violated any obligation of the Company with respect to confidentiality, non-disclosure or privacy of any Person.

(f)      The conduct of the Company’s business as currently and formerly conducted and as proposed to be conducted, including the use of the Company Intellectual Property and Licensed Intellectual Property in connection therewith, and the current and proposed products, processes and services of the Company have not infringed, misappropriated or otherwise violated, and will not infringe, misappropriate or otherwise violate, any Intellectual Property or other rights of any Person, and, in the past three (3) years, the Company has not received any written claim or notice asserting any of the foregoing (including any demand or unsolicited offer to license any Intellectual Property of any third party. No Person has infringed, misappropriated or otherwise violated any Company Intellectual Property or Licensed Intellectual Property.

(g)     Section 3.12(i) of the Disclosure Schedules contains a correct, current, and complete list of all social media accounts used in the Company’s business. The Company has complied with all terms of use, terms of service, and other Contracts and all associated policies and guidelines relating to the use of any such social media platforms, sites, or services (collectively, “Platform Agreements”). There are no Actions, whether settled, pending, or threatened, alleging any (i) breach or other violation of any Platform Agreement by the Company, or (ii) defamation, violation of publicity rights of any Person, or any other violation by the Company in connection with its use of social media.

(h)     All Company IT Systems are in good working condition and are sufficient for the operation of the Company’s business as currently conducted and as proposed to be conducted. The Company has maintained and currently maintains reasonable safeguards to protect the security, confidentiality and integrity of all Company IT Systems and Personal Data that are in accordance with customary industry standards. In the past three (3) years, there has been no malfunction, failure, continued substandard performance, denial-of-service, or other cyber incident, including any cyberattack, or other impairment of the Company IT Systems that has resulted or is reasonably likely to result in disruption or damage to the Business. The Company has taken all commercially reasonable steps to safeguard the confidentiality, availability, security, and integrity of the Company IT Systems, including implementing and maintaining appropriate backup, disaster recovery, and software and hardware support arrangements. The Company has used industry standard efforts to avoid any defect, virus or programming, design or documentation error or corruptant from being introduced into, or otherwise compromising, the Company IT Systems. The Company’s data, privacy and security practices have complied at all times in all material respects with (i) all obligations or restrictions concerning the privacy, security or Processing of Personal Data under any Contracts to which any part of the Company is a party or otherwise bound as of the date hereof and (ii) the Privacy Laws.

(i)      For websites maintained by or for the Company, the Company owns in its name the relevant domain names and either owns or has sufficient rights in Intellectual Property to operate such websites, including Intellectual Property pertaining to third party trademarks, service marks, brands, logos, images, content, framing and links to other websites or URLs. The Company has furnished the Buyer with terms of use governing customers’ use of and access to such websites.

(j)      The Company has complied with all applicable Laws and all internal or publicly posted policies, notices, and statements concerning the collection, use, processing, storage, transfer, and security of Personal Data in the conduct of the Company’s business. In the past three (3) years, no Personal Data in the possession or control of the Company, or held or Processed by any vendor, processor or other third party for or on behalf of the Company, has been subject to any data or security breach or unauthorized access, disclosure, use, loss, denial or loss of use, alteration, destruction, compromise or unauthorized Processing (a “Security Incident”), in each case that triggered an obligation to notify an individual or Governmental Authority under any Privacy Law or any other Person under its contractual obligations. The Company has not notified, and to Company’s Knowledge there have been no facts or circumstances that would require the Company to notify, any Governmental Authority or other Person of any Security Incident. In the past three (3) years, the Company has not been subject to or received any notice of any audit, investigation, complaint, or other Action by any Governmental Authority or other Person relating to any actual, alleged or suspected Security Incident or concerning the Company’s or its agent’s collection, use, processing, storage, transfer, or protection of Personal Data or actual, alleged, or suspected violation of any Privacy Law, and there are no facts or circumstances that could reasonably be expected to give rise to any such Action.

(k)     The Company has periodically monitored all vendors, processors, or other third parties that Process any Personal Data or payment card data subject to payment card industry standards for or on the behalf of the Company, and has used commercially reasonable standards, plans, procedures, controls and programs to (i) identify and address internal and external risks to the privacy and security of Company IT Systems and Personal Data in their possession or control, (ii) implement, monitor and improve adequate and effective administrative, technical and physical safeguards to protect such Company IT Systems and Personal Data and the material operation, integrity, confidentiality, availability, and security of its software, systems, applications and websites, and (iii) provide required notifications in compliance with the Privacy Laws in the case of any Security Incident. Such security measures are consistent with and have conformed to Privacy Law and any contractual commitments of the Company relating to security.

(l)      The execution, delivery or performance of this Agreement and the consummation of any of the transactions contemplated by this Agreement do not and will not (i) violate any internal or publicly posted policies, notices, and statements concerning the collection, use, processing, storage, transfer, and security of Personal Data, (ii) violate any of the Privacy Laws or (iii) require the consent of or notice to any Person concerning Personal Data.

(m)    The Company has data processing agreements in place with all Affiliates, vendors, processors, service providers, or other Persons whose relationship with the Company involves the Processing of Personal Data on behalf of the Company, which agreements comply with Privacy Law.

(n)     Since the date that is six (6) years prior to the date hereof, the Company has implemented and maintained administrative, technical and physical safeguards that are consistent with: (i) applicable Privacy Laws; (ii) any notice to, or consent or authorization from, the provider of Personal Data; (iii) any applicable policy adopted by the Company; and (iv) any contractual commitment made by the Company that is applicable to such Personal Data. The Company maintains policies and procedures regarding data security and privacy that are in compliance with all applicable Privacy Laws. The Company is, and since the date that is six (6) years prior to the date hereof, has been, in compliance with such policies and procedures governing the maintenance, use, disclosure, privacy and security of, and standard transactions related to, Personal Data and any contractual commitment made by the Company that is applicable to such Personal Data. The Company is not, and has never been, subject to any investigations, lawsuits, actions, inquiries or audits concerning the privacy and/or data security of any Personal Data collected, used, stored, shared or otherwise processed by the Company.

Section 3.13    Customers; Suppliers.

(a)     Section 3.13(a) of the Disclosure Schedules sets forth (i) the top ten (10) customers of the Business (based on aggregate sales to such customers) for each of the three (3) most recent fiscal years (collectively, the “Material Customers”); and (ii) the amount of consideration paid by each Material Customer during such periods. The Business has not received any notice, and the Business has no reason to believe, that any of its Material Customers has ceased, or intends to cease after the Closing, to use its goods or services or to otherwise terminate or materially reduce its relationship with the Business.

(b)     Section 3.13(b) of the Disclosure Schedules sets forth (i) the top five (5) suppliers, vendors, and service providers to the Business (including information technology service providers and business process outsourcing vendors) for calendar year 2022 through September 30, 2022 (collectively, the “Material Suppliers”); and (ii) the dollar amount of purchases from each Material Supplier during such period. The Business has not received any notice, and the Business has no reason to believe, that any of its Material Suppliers has ceased, or intends to cease, to supply services to the Business or to otherwise terminate or materially reduce its relationship with the Business.

Section 3.14    Insurance. Section 3.14 of the Disclosure Schedules sets forth a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, directors’ and officers’ liability, fiduciary liability and other casualty and property insurance maintained by Seller or its Affiliates and relating to the assets, business, operations, employees, officers and directors of the Company (collectively, the “Insurance Policies”). Such Insurance Policies are in full force and effect and shall remain in full force and effect following the consummation of the transactions contemplated by this Agreement. No Shareholder nor any of their Affiliates (including the Company) has received any notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies.

Section 3.15    Legal Proceedings; Governmental Orders.

(a)     Except as set forth in Section 3.15(a) of the Disclosure Schedules, there are no Actions pending or, to Company’s Knowledge, threatened: (i) (A) against or by the Company or otherwise affecting any of its properties or assets (or by or against any Shareholder or any Affiliate thereof and relating to the Company); (B) that could reasonably be expected to result in harm to the Company’s business, prospects or reputation in the industry; or (ii) against or by the Company, any Shareholder or any Affiliate of any Shareholder that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. To Company’s Knowledge, no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b)     Except as set forth in Section 3.15(b) of the Disclosure Schedules, there are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the Company or any of its properties or assets.

Section 3.16    Compliance With Laws; Permits.

(a)     Except as set forth in Section 3.16(a) of the Disclosure Schedules, the Company has materially complied, and is now materially complying, with all Laws applicable to it or its business, properties or assets. To Company’s Knowledge, no basis exists which would reasonably be expected to cause the Company to violate or fail to comply with any such Laws. The Company has not received during the past five (5) years, nor, to Company’s Knowledge, is there any reasonable basis for, any written notice from a Governmental Authority asserting a failure, or possible failure, to comply with any such applicable Laws. The Company has not received written notice from a Governmental Authority that it is under investigation with respect to violations of any such Law, nor, to Company’s Knowledge, is there any reasonable basis for any such investigation.

(b)     All Permits required for the Company to conduct its business as presently conducted and as presently proposed to be conducted have been obtained by it and are valid and in full force and effect. All fees and charges with respect to such Permits as of the date hereof have been paid in full. Section 3.16(b) of the Disclosure Schedules lists all current Permits issued to the Company, including the names of the Permits and their respective dates of issuance and expiration.

(c)     The Business has operated in material compliance with all Laws and Governmental Orders applicable to the pricing of goods and services, including, without limitation, the applicable provisions of Restoring America’s Leadership in Innovation Act of 2018 (H.R. 6264), Section 396 of the California Penal Code, and any and all other similar federal, state and local Laws. The Company has not engaged in unfair or deceptive trade practices by price gouging with respect to the staffing services it provides, and it has documentation supporting its pricing structure for those services.

Section 3.17    Environmental Matters. The Company and the Business are currently and have been in compliance with all Environmental Laws and has not, and no Shareholder nor the Company has, received from any Person any: (i) written notice or claim with respect to any Environmental Law; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.

Section 3.18    Employee Benefit Matters.

(a)     Section 3.18(a) of the Disclosure Schedules contains a true and complete list of each pension, benefit, retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity, stock or stock-based, change in control, retention, severance, vacation, paid time off (PTO), medical, vision, dental, disability, welfare, Code Section 125 cafeteria, fringe benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, which is or has been maintained, sponsored, contributed to, or required to be contributed to by the Company for the benefit of any current or former employee, officer, director, retiree, independent contractor or consultant of the Company or any spouse or dependent of such individual, or under which the Company or any of its ERISA Affiliates has or may have any Liability, or with respect to which Buyer or any of its Affiliates would reasonably be expected to have any Liability, contingent or otherwise (each, a “Benefit Plan”). The Company has separately identified in Section 3.18(a) of the Disclosure Schedules (i) each Benefit Plan that contains a change in control provision and (ii) each Benefit Plan that is maintained, sponsored, contributed to, or required to be contributed to by the Company primarily for the benefit of any current or former employee, officer, director, retiree, independent contractor or consultant outside of the United States (a “Non-U.S. Benefit Plan”).

(b)     With respect to each Benefit Plan, Seller has made available to Buyer accurate, current and complete copies of each of the following to the extent applicable: (i) the plan document together with all amendments (or where the Benefit Plan has not been reduced to writing, a written summary of all material plan terms); (ii) each trust, insurance, annuity or other funding Contract related thereto; (iii) copies of any summary plan descriptions, including any summaries of material modifications and summaries of benefits and coverage; (iv) in the case of any Benefit Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination, opinion or advisory letter from the Internal Revenue Service; (v) in the case of any Benefit Plan for which a Form 5500 must be filed, a copy of the two (2) most recently filed Forms 5500, with all corresponding schedules and financial statements attached; (vi) actuarial valuations and reports related to any Benefit Plans with respect to the two (2) most recently completed plan years; (vii) the most recent nondiscrimination tests performed under the Code; and (viii) copies of material notices, letters or other correspondence from any Governmental Authority relating to the Benefit Plan.

(c)     Each Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code (a “Qualified Benefit Plan”) is so qualified and has received a favorable and current determination letter from the Internal Revenue Service with respect to the most recent five (5) year filing cycle, or with respect to a prototype or volume submitter plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan or volume submitter plan sponsor to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and nothing has occurred that could reasonably be expected to adversely affect the qualified status of any Qualified Benefit Plan. Nothing has occurred with respect to any Benefit Plan that has subjected or could reasonably be expected to subject the Company or any of its ERISA Affiliates or, with respect to any period on or after the Closing Date, Buyer or any of its Affiliates, to a penalty under Section 502 of ERISA or to Tax or penalty under Sections 4975 or 4980H of the Code.

(d)     No Benefit Plan is, and neither the Company nor any of its ERISA Affiliates maintains, contributes to, or has any obligation to contribute to, or has maintained, contributed to, had any obligation to contribute to or otherwise had any liability with respect to any: (i) single employer plan or other pension plan that is subject to Title IV of ERISA or Section 302 of ERISA or Section 412 of the Code; (ii) “multiemployer plan,” within the meaning of Section 3(37) of ERISA; (iii) “multiple employer plan” within the meaning of Section 413(c) of the Code; or (iv) “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA. The Company (A) has not withdrawn from any pension plan under circumstances resulting (or expected to result) in a liability to the Pension Benefit Guaranty Corporation, nor (B) has it engaged in any transaction which would give rise to a liability of the Company under Section 4069 or Section 4212(c) of ERISA.

(e)     Each Benefit Plan can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without material liabilities to Buyer, the Company or any of their Affiliates other than ordinary administrative expenses typically incurred in a termination event none of which would be, individually or in the aggregate, material. The Company does not have any commitment or obligation and has not made any representations to any employee, officer, director, independent contractor or consultant, whether or not legally binding, to adopt, amend, modify or terminate any Benefit Plan or any collective bargaining agreement, whether in connection with the consummation of the transactions contemplated by this Agreement or otherwise.

(f)      Other than as required under Sections 601 to 608 of ERISA or other applicable Law, no Benefit Plan provides post-termination or retiree health benefits to any individual for any reason, and neither the Company nor any of its ERISA Affiliates has any Liability to provide post-termination or retiree health benefits to any individual or ever represented, promised or contracted to any individual that such individual would be provided with post-termination or retiree health benefits.

(g)     There is no pending or threatened Action relating to a Benefit Plan (other than routine claims for benefits) or against the Company or Benefit Plan fiduciary with respect to any Benefit Plan, and to Company’s Knowledge, no facts or circumstances exist that are reasonably likely to give rise to any such Action, and no Benefit Plan has been the subject of an examination or audit by a Governmental Authority or the subject of an application or filing under or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Authority.

(h)     There has been no amendment to or announcement by any Shareholder, the Company or any of their Affiliates relating to, or change in employee participation or coverage under, any Benefit Plan or collective bargaining agreement that would increase the annual expense of maintaining such plan above the level of the expense incurred for the most recently completed fiscal year (other than on a de minimis basis) with respect to any director, officer, employee, independent contractor or consultant, as applicable. No Shareholder, nor the Company, nor any of their Affiliates has any commitment or obligation or has made any representations to any director, officer, employee, independent contractor or consultant, whether or not legally binding, to adopt, amend, modify or terminate any Benefit Plan or any collective bargaining agreement.

(i)      Each Benefit Plan that is subject to Section 409A of the Code has been administered in compliance with its terms and the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance (including notices, rulings and proposed and final regulations) thereunder. The Company does not have any obligation to gross up, indemnify or otherwise reimburse any individual for any excise taxes, interest or penalties incurred pursuant to Section 409A of the Code.

(j)      All payments, benefits, contributions (including all employer contributions and employee salary reduction contributions) and premiums related to each Benefit Plan, including all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of any employees or other service providers, have been timely paid or made in full, or, to the extent not yet due, properly accrued on the Balance Sheet Date in accordance with the terms of the Benefit Plans and all applicable Laws.

(k)     The Company and its ERISA Affiliates are in compliance in all material respects with (i) the applicable requirements of Section 4980B of the Code and any similar state Law, (ii) the applicable requirements of the Healthcare Insurance Portability and Accountability Act and the regulations (including the proposed regulations) thereunder and (iii) the applicable requirements of the Patient Protection and Affordable Care Act of 2010, as amended. No Benefit Plan is a voluntary employee benefit association under Section 501(a)(9) of the Code. No Benefit Plan is maintained through a human resources and benefits outsourcing entity, professional employer organization, or other similar vendor or provider. The Company and its ERISA Affiliates have offered minimum essential coverage (as described in Section 4980H of the Code) to each Person who must be treated as a “full-time employee” under Section 4980H of the Code and its implementing regulations, and such coverage has satisfied the affordability and minimum value standards under Section 4980H of the Code and its implementing regulations. To Company’s Knowledge, no employee of the Company or its ERISA Affiliates has been awarded an applicable premium Tax credit or cost-sharing reduction, as such terms are defined under Section 4980H of the Code, with respect to health insurance coverage purchased in a state or federal health insurance marketplace (also known as an “exchange”).

(l)      Neither the Company nor any of its ERISA Affiliates maintains or sponsors any Benefit Plan that is a self-insured plan and that provides medical, dental or any other similar employee benefits to employees or former employees (including any such plan pursuant to which a stop-loss policy or contract applies). The obligations of all Benefit Plans that provide health, welfare or similar insurance are fully insured by bona fide third-party insurers.

(m)    The Company has not sponsored, maintained, participated in, contributed to, or been required to sponsor, maintain, participate in or contribute to, any employee benefit plan, program, or other arrangement providing compensation or benefits to any employee, director, manager, consultant or other service provider (or any dependent thereof) which is subject to the Laws of any jurisdiction outside of the United States.

(n)     Each individual who is classified by the Company as an independent contractor has been properly classified for purposes of participation and benefit accrual under each Benefit Plan.

(o)     Except as set forth in Section 3.18(o) of the Disclosure Schedules, neither the execution of this Agreement or any of the Ancillary Documents nor the consummation of any of the transactions contemplated hereby or thereby will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former director, officer, employee, independent contractor or consultant of the Company to severance pay or any other payment; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation (including stock-based compensation) due to any such individual; (iii) limit or restrict the right of the Company to merge, amend, or terminate any Benefit Plan; (iv) increase the amount payable under or result in any other material obligation pursuant to any Benefit Plan; (v) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code; or (vi) require a “gross-up” or other payment to any “disqualified individual” within the meaning of Section 280G(c) of the Code. Seller has made available to Buyer true and complete copies of any Section 280G calculations prepared (whether or not final) with respect to any disqualified individual in connection with the transactions.

Section 3.19    Employment Matters.

(a)     Section 3.19(a) of the Disclosure Schedules contains a list of all persons who are employees of the Company as of the date hereof, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position; (iii) hire date; (iv) current annual base compensation rate; (v) commission, bonus or other incentive-based compensation earned in 2021 and targeted for 2022; (vi) a description of the fringe benefits provided to each such individual; (vii) principal work location; (viii) exempt or non-exempt status for purposes of the Fair Labor Standards Act; (ix) full-time, part-time, or temporary status; (x) accrued but unused paid time off and sick leave; (xi) employment status (i.e., active, disabled or on authorized leave and the reason therefor); and (xii) service credited for purposes of vesting and eligibility to participate in the Benefit Plans.

(b)     Except as set forth in Section 3.19(b) of the Disclosure Schedules, the Company does not engage any individuals as independent contractors. Each of the Material Suppliers currently engaged by the Company has completed a background check prior to commencing service with the Company. As of the date hereof, all compensation, including wages, commissions, bonuses, fees and other compensation, payable to all employees, independent contractors or consultants of the Company for services performed on or prior to the date hereof have been paid in full and there are no outstanding agreements, understandings or commitments of the Company with respect to any compensation, commissions, bonuses or fees.

(c)     Except as set forth in Section 3.19(c) of the Disclosure Schedules, no current employee has given notice of termination (whether orally or in writing), and to Company’s Knowledge, no current employee intends to terminate employment with the Company.

(d)     To Company’s Knowledge, there are no written agreements between any employees and any former employers or other contracting parties (as applicable) that may restrict such employee from performing any services for the Company. To Company’s Knowledge, none of the activities of the employees or consultants who provide services to the Company violate any agreement between any of such employees or consultants and their former employers or other contracting parties (as applicable).

(e)     The Company is not, and the Company has never been, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, “Union”), and there is not, and has never been, any Union representing or purporting to represent any employee of the Company, and, to Company’s Knowledge, no Union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining. There has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting the Company or any of its employees. The Company does not have a duty to bargain with any Union.

(f)      The Company is and has been in compliance with all applicable Laws pertaining to employment and employment practices, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence, paid sick leave, unemployment insurance, proper classification of employees as exempt and non-exempt and as employees and independent contractors, and the collection and payment of withholding or social security Taxes and any similar Tax. During the past three (3) years, there has not been any Action against the Company or any officer or senior manager of the Company alleging violation of any applicable Law pertaining to employment and employment practices.

(g)     The Company has paid in full to all of its employees, independent contractors, and consultants or adequately accrued for in accordance with GAAP all compensation, including wages, commissions, bonuses, fees, or other compensation, and there are no outstanding agreements, understandings, or commitments of any Shareholder or the Company regarding any compensation, wages, commissions, bonuses, or fees.

(h)     All individuals characterized and treated by the Company as independent contractors or consultants are properly treated as independent contractors under all applicable Laws. All employees of the Company classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified. The Company has never had any temporary or leased employees that were not treated and accounted for in all respects as employees of the Company.

(i)      No employee is on a visa sponsored by the Company, which visa will require continued sponsorship, and the Company has not received a “no match” letter from the Social Security Administration concerning any current or former employee. The Company is in compliance in all material respects with the requirements of the United States Immigration Reform Control Act of 1986 (the “IRCA”) and any equivalent applicable local Law. The Company has not relied upon subcontractors in violation of the IRCA. The Company is not party to or otherwise bound by any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices.

(j)      There are no Actions against the Company pending or, to the Company’s Knowledge, threatened to be brought or filed in, by or with any court, Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant, volunteer, intern or independent contractor of the Company, including, without limitation, any charge, investigation or claim relating to unfair labor practices, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, employee classification, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence, paid sick leave, unemployment insurance or any other employment related matter arising under applicable Laws.

(k)     The Company has complied in all respects with the WARN Act, and it has no plans to undertake any action in the future that would trigger the WARN Act.

(l)      Except as set forth in Section 3.19(l) of the Disclosure Schedules, there have been no workplace accidents, injuries or exposures (including viral exposure, including COVID-19) involving any employee, Independent Contractor or third party that have resulted, or could reasonably be expected to result in, a claim for worker’s compensation payments or benefits, or a violation of the Occupational Health and Safety Act or state or local equivalent.

Section 3.20    Taxes.

(a)     All Tax Returns required to be filed on or before the Closing Date by the Company have been timely filed. Such Tax Returns are true, complete and correct in all respects. All Taxes due and owing by the Company (whether or not shown on any Tax Return) have been, or will be, timely paid.

(b)     The Company has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law.

(c)     No claim has been made by any taxing authority in any jurisdiction where the Company does not file Tax Returns that the Company is, or may be, subject to Tax by that jurisdiction.

(d)     No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of the Company.

(e)     The amount of the Company’s Liability for unpaid Taxes for all periods ending on or before Interim Balance Sheet Date does not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) reflected on the Financial Statements. The amount of the Company’s Liability for unpaid Taxes for all periods following the end of the most recent period covered by the Financial Statements shall not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) as adjusted for the passage of time in accordance with the past custom and practice of the Company (and which accruals shall not exceed comparable amounts incurred in similar periods in prior years).

(f)      Section 3.20(f) of the Disclosure Schedules sets forth:

(i)    the taxable years of the Company as to which the applicable statutes of limitations on the assessment and collection of Taxes have not expired;

(ii)    those years for which examinations by the taxing authorities have been completed; and

(iii)    those taxable years for which examinations by taxing authorities are presently being conducted.

(g)     All deficiencies asserted, or assessments made, against the Company as a result of any examinations by any taxing authority have been fully paid.

(h)     The Company is not a party to any Action by any taxing authority. There are no pending or threatened Actions by any taxing authority.

(i)      Seller has delivered to Buyer copies of all federal, state, local and foreign income, franchise and similar Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by, the Company for all Tax periods.

(j)      There are no Encumbrances for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company.

(k)     The Company is not a party to, or bound by, any Tax indemnity, Tax sharing or Tax allocation agreement.

(l)      No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any taxing authority with respect to the Company.

(m)    The Company is not, and has never been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes. The Company has no Liability for Taxes of any Person (other than the Company) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Law), as transferee or successor, by contract or otherwise.

(n)     The Company will not be required to include any item of income in, or exclude any item or deduction from, taxable income for any taxable period or portion thereof ending after the Closing Date as a result of:

(i)    any change in a method of accounting under Section 481 of the Code (or any comparable provision of state, local or foreign Tax Laws), or use of an improper method of accounting, for a taxable period ending on or prior to the Closing Date;

(ii)    an installment sale or open transaction occurring on or prior to the Closing Date;

(iii)    any prepaid amount received or deferred revenue accrued on or before the Closing Date; or

(iv)    any closing agreement under Section 7121 of the Code, or similar provision of state, local or foreign Law.

(o)     No Shareholder nor the Company is a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2.

(p)     The Company has never been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code.

(q)     The Company is not, and has never been, a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b).

(r)      Section 3.20(r) of the Disclosure Schedules sets forth all foreign jurisdictions in which the Company is subject to Tax, is engaged in business or has a permanent establishment. The Company has not entered into a gain recognition agreement pursuant to Treasury Regulations Section 1.367(a)-8. The Company has not transferred any intangible property the transfer of which would be subject to the rules of Section 367(d) of the Code.

(s)      No property owned by the Company is (i) subject to Section 168(g)(1)(A) of the Code, or (ii) subject to a disqualified leaseback or long-term agreement as defined in Section 467 of the Code.

(t)      The Company has not deferred the payment of any payroll Taxes or availed itself of any of the Tax deferrals, credits or benefits pursuant to the Coronavirus Aid, Relief and Economic Security (CARES) Act, the Presidential Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, as issued on August 8, 2020, or any similar applicable federal, state or local Law, or otherwise taken advantage of any change in applicable Law in connection with the COVID-19 outbreak that has the result of temporarily reducing (or temporarily delaying the due date of) otherwise applicable payment obligations of the Company to any Governmental Authority.

(u)     The Company has collected all sales, use, value added and similar Taxes required to be collected, and has remitted on a timely basis such amounts to the appropriate Governmental Authority, or has been furnished properly completed exemption certificates and has maintained all such records in the manner required by applicable Law.

(v)     The Company does not hold any interest in any partnership, limited liability company, joint venture or any other entity classified as a partnership for federal or state income Tax purposes.

(w)    No Shareholder nor the Company has elected to defer the payment of any liability for Tax pursuant to Section 965(i) of the Code (or comparable provision of state or local Law).

(x)     The Company made a valid election to be treated as an “S Corporation” within the meaning of Section 1361(a)(i) of the Code, and has maintained its status as a valid “S Corporation” for United States federal and applicable state income Tax purposes since such election. The Company has not (i) acquired assets from another corporation in a transaction in which the Tax basis in the acquired assets was determined, in whole or in part, by reference to the tax basis of such acquired assets in the hands of the transferor, or (ii) acquired the stock of any corporation that is or was a “qualified subchapter S subsidiary” within the meaning of Section 1361(b)(3)(B) of the Code. The Company has never incurred any Tax liability under Section 1374 or Section 1375 of the Code.

Section 3.21    Books and Records. The minute books and stock record books of the Company, all of which have been made available to Buyer, are complete and correct and have been maintained in accordance with sound business practices. The minute books of the Company contain accurate and complete records of all meetings, and actions taken by written consent of, the stockholders, the board of directors and any committees of the board of directors of the Company, and no meeting, or action taken by written consent, of any such stockholders, board of directors or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of the Company.

Section 3.22    Brokers. Except for Peregrine M&A Advisors, Inc., no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Ancillary Document based upon arrangements made by or on behalf of any Shareholder or the Company.

Section 3.23    Accounts Receivable; Accounts Payable. Section 3.23 of the Disclosure Schedules sets forth a true, correct and complete list of all accounts receivable of the Company (the “Company Accounts Receivable”). The Company Accounts Receivable are reflected properly in the books and records of the Company and represent bona fide and valid obligations arising from sales actually made or services actually performed by the Company in the ordinary course of business consistent with past practice. Unless paid prior to the Closing Date, the Company Accounts Receivable are current and collectible in full net of the reserves therefor shown on the Financial Statements (which reserves are (i) adequate and calculated consistent with the past practice of the Company and (ii) will not represent a change in the composition of such accounts receivable in terms of aging), without any set-off, counterclaim, security interest or other encumbrance, within ninety (90) days after the date on which such Company Account Receivable first became due and payable. No agreement for deduction, free goods, discount or other deferred price or quantity adjustment has been made with respect to any Company Account Receivable. There is no contest, claim or right of set-off, other than returns in the ordinary course of business consistent with past practice, in any Contract with any obligor of a Company Account Receivable relating to the amount or validity of such Company Account Receivable, and no bankruptcy, insolvency or other similar Action or proceeding has been commenced by or against any such obligor. The accounts payable and accruals of the Company have arisen in bona fide arm’s-length transactions in the ordinary course of business consistent with past practice. The Company has been paying its accounts payable as and when due.

Section 3.24    Arrangements with Affiliates.

(a)     Except as set forth in Section 3.24 of the Disclosure Schedules, none of the Seller nor the Company nor any of their respective Affiliates or Representatives, has any direct or indirect interest (other than an equity interest of less than one percent (1%) of a publicly held company) in any competitor, supplier or customer of the Company, or in any Person from whom or to whom the Company has leased any assets, or in any other Person with whom the Company has any business relationship.

(b)     Section 3.24(b) of the Disclosure Schedules sets forth all Contracts and non-contractual arrangements between or involving the Company (on the one hand) and (i) any Shareholder, (ii) any Affiliate or Representative of any Shareholder (other than the Company), or (iii) any of the aforementioned Persons’ respective stockholders, members, partners, Immediate Family Members or other equity holders (such Persons, collectively, the “Affiliated Persons”) (on the other hand).

(c)     Section 3.24(c) of the Disclosure Schedules sets forth the parties to and the date, nature and amount of each transaction involving the transfer of any cash, property or rights to or from the Company from, to or for the benefit of any Affiliated Person during the past three (3) years, and any existing commitments of the Company to engage in the future in any such transactions with any Affiliated Person.

(d)     Except as set forth in Section 3.24(c) of the Disclosure Schedules, no Affiliated Person has provided or currently provides credit enhancements, guaranties, assets or rights to use assets as collateral or any other assistance to facilitate or support transactions or the Business. Each Contract between the Company (on the one hand) and any Affiliated Person (on the other hand) is on commercially reasonable terms no more favorable to such Affiliated Person than what any third-party negotiating on an arm’s-length basis would expect.

Section 3.25    Healthcare Regulatory Matters.

(a)     During the past six (6) years, all individuals who have provided professional services on behalf of the Company who were required to hold any material Permits required under any Health Care Laws (each, a “Health Care License”) to provide such services (collectively, “Licensed Professionals”) possessed such Health Care Licenses at the time they provided such services for the Company.

(b)     None of the Licensed Professionals are in breach or violation of any Health Care License. There is no pending or, to the Knowledge of the Company, threatened actions, suits, proceedings, complaints, charges, hearings, mediations, or arbitrations with respect to any Health Care License of the Company. The Company has not received any notice from any Governmental Authority to, or threatening to, revoke, cancel, rescind, suspend, restrict, modify or refuse to renew any Health Care License of the Company or any Health Care Professional.

(c)     For the past six (6) years, the Company has performed routine background checks on all of its employees prior to hiring. During the past six (6) years, the Company has not hired as an employee any health care provider against whom there is or was at any time any criminal complaint, indictment or criminal proceedings or any investigation or proceedings, whether administrative, civil or criminal, relating to an allegation of filing false health care claims, violating anti-kickback or fee-splitting laws, or engaging in other billing improprieties.

(d)     The Company is not, nor has it been at any time during the past six (6) years, a “covered entity” or a “business associate” of any “covered entity” or any “business associate” within the meaning of HIPAA. The Company does not and has not billed Medicare, Medicaid, Tricare or any other similar federal or state health care payment program.

(e)     For the past six (6) years, the Company has checked the United States HHS Inspector General list for all new employees and rechecks such list annually. During the past six (6) years, the Company has not hired or retained, as an employee or otherwise, any healthcare provider who appeared on such list.

Section 3.26    Full Disclosure. No representation or warranty by any Shareholder in this Agreement and no statement contained in the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to Buyer pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller that the statements contained in this ARTICLE IV are true and correct as of the date hereof.

Section 4.01    Organization and Authority of Buyer. Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware. Buyer has full organizational power and authority to enter into this Agreement and the Ancillary Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any Ancillary Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite organizational action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Seller) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors rights generally and except as the enforcement of certain provisions hereof may be limited by the application of general equitable principles of law in certain circumstances (whether such provisions are considered in a proceeding at law or in equity). When each Ancillary Document to which Buyer is a party has been duly executed and delivered by Buyer (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of Buyer enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors rights generally and except as the enforcement of certain provisions thereof may be limited by the application of general equitable principles of law in certain circumstances (whether such provisions are considered in a proceeding at law or in equity).

Section 4.02    No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the Ancillary Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of Buyer; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) require the consent of, notice to or other action by any Person under any Contract to which Buyer is a party. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, except for such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which, in the aggregate, would not reasonably be expected to have a material adverse effect.

Section 4.03    Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of Buyer.

Section 4.04    Legal Proceedings. There are no Actions pending or, to Buyer’s knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.

ARTICLE V
COVENANTS

Section 5.01    Confidentiality. From and after the Closing, each Shareholder and Seller shall hold, and shall cause its Affiliates to hold, in confidence any and all information, whether written or oral, concerning the Business, except to the extent that such Shareholder can show that such information (a) is generally available to and known by the public through no fault of such Shareholder or any of its Affiliates or any of their respective Representatives, or (b) is lawfully acquired by such Shareholder or any of its Affiliates or any of their respective Representatives after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If any Shareholder or any of its Affiliates or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, such Shareholder shall promptly notify Buyer in writing and shall disclose only that portion of such information which such Shareholder is advised by its counsel in writing is legally required to be disclosed, provided that such Shareholder shall use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

Section 5.02    Third Party Consents. If any consent, approval or authorization necessary to preserve any right or benefit under any Contract to which the Company is a party is not obtained prior to the Closing, each Shareholder shall, subsequent to the Closing, cooperate with Buyer and the Company in attempting to obtain such consent, approval or authorization as promptly thereafter as practicable. If such consent, approval or authorization cannot be obtained, each Shareholder shall use its reasonable best efforts to provide the Company with the rights and benefits of the affected Contract for the term thereof, and, if such Shareholder provides such rights and benefits, the Company shall assume all obligations and burdens thereunder.

Section 5.03    Books and Records.

(a)     In order to facilitate the resolution of any claims made against or incurred by any Shareholder prior to the Closing, or for any other reasonable purpose, for a period of seven (7) years after the Closing, Buyer shall: (i) retain the books and records (including personnel files) of the Business relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of the Company; and (ii) upon reasonable notice, afford the Representatives of any Shareholder reasonable access (including the right to make, at Seller’s expense, photocopies), during normal business hours, to such books and records.

(b)     In order to facilitate the resolution of any claims made by or against or incurred by Buyer after the Closing, or for any other reasonable purpose, for a period of seven (7) years following the Closing, each Shareholder and Seller shall: (i) retain the books and records (including personnel files) of such Person which relate to the Business and its operations for periods prior to the Closing; and (ii) upon reasonable notice, afford the Representatives of Buyer reasonable access (including the right to make, at Buyer’s expense, photocopies), during normal business hours, to such books and records.

(c)     Neither Buyer nor the Company nor any Shareholder shall be obligated to provide the other party with access to any books or records (including personnel files) pursuant to this Section 5.03 where such access would violate any Law.

Section 5.04    Public Announcements. Unless otherwise required by applicable Law, no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), and the parties shall cooperate as to the timing and contents of any such announcement.

Section 5.05    Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and by the Ancillary Documents.

Section 5.06    Release. Seller and each Shareholder, on behalf of itself and on behalf of each of its respective past, present and future equity holders, directors, officers, employees, members, managers, counsel, agents and representatives and each of its and their respective successors and assigns (all of the foregoing Persons referred to above in this Section 5.06 are collectively referred to herein as the “Releasing Parties”), hereby forever waives, releases and discharges (a) the Company, (b) Buyer and its respective current, future and former Affiliates, (c) each current and former direct or indirect shareholder, member, or other equity holder of any Person referenced in any of the immediately preceding clauses (a) and (b), and each current and former Affiliate of each such shareholder, member, and each such other equity holder, (d) each current and former predecessor, successor, heir, executor, administrator, personal representative, agent, and assign of any Person referenced in any of the immediately preceding clauses (a), through (c), and (e) each current and former attorney, agent, advisor, director, manager, officer, shareholder, member, general partner, limited partner, other equity holder, representative, control Person, or employee of any Person referenced in any of the immediately preceding clauses (a) through (d) (and each other Person with a functionally equivalent role of a Person holding such titles notwithstanding the lack of such title or any other title) and each of their respective predecessors, successors, heirs, executors, administrators, personal representatives, agents, and assigns (all of the Persons referenced in the immediately preceding clauses (a) through (e) are collectively referred to herein as the “Releasees”) from any and all actions, causes of action, claims, demands, obligations, suits, counter-claims, defenses, rights (including rights of indemnification, contribution or similar rights, from whatever source, whether under contract, at Law, in equity or otherwise), omissions, damages, Losses, contingencies, judgments, fines, penalties, charges, costs (including, without limitation, attorneys’ fees and costs of defense and investigation), expenses, and Liabilities of any kind and nature whatsoever, whether known or unknown, foreseen or unforeseen, absolute, fixed or contingent, suspected or unsuspected, matured or unmatured, in contract, tort, by statute, at Law, in equity, or otherwise (collectively, “Claims”), which any of the Releasing Parties may now own, hold, have or claim to own, hold or have against any of the Releasees for, upon, or by reason of any cause, action or inaction or thing whatsoever which arises from the beginning of the world to the time of the execution and delivery of this Agreement by the parties hereto and the closing of the transactions contemplated hereby to the extent arising out of or related to the Company including, without limitation, its ownership of the Company (all of the Claims referred to above in this Section 5.06 are collectively referred to herein as the “Released Claims”). Seller and each Shareholder, on behalf of itself and on behalf of all of its other Releasing Parties, covenants that neither Seller nor such Shareholder nor any of its other Releasing Parties will (and that each Shareholder will cause all of its other Releasing Parties and all other Persons who may seek to claim as, by, through, or in relation to Seller or such Shareholder or any of their other Releasing Parties or any of the matters released by or on behalf of Seller or such Shareholder and their other Releasing Parties in this Agreement not to) sue, or bring, assert or otherwise pursue any allegation, claim, Action or other action against, any of the Releasees on the basis of or in any way relating to any of the Released Claims (regardless of whether the release of any such Released Claim is enforceable under, or prohibited by, applicable Law or otherwise). Notwithstanding the foregoing, nothing contained in this Section 5.06 shall constitute a waiver or release of (x) any rights or obligations of any party hereto that are expressly set forth in this Agreement or the Ancillary Documents, whether for indemnification or otherwise, or (y) any vested rights under employee benefit plans, to the extent applicable.

Section 5.07    Non-Competition; Non-Solicitation.

(a)     For a period of five (5) years commencing on the Closing Date (the “Restricted Period”), the Shareholders and Seller shall not, and shall cause their respective Affiliates not to, and shall direct their respective Representatives not to, directly or indirectly, (i) engage in or assist others in engaging in the Business in the Territory, (ii) have an interest in any Person that engages directly or indirectly in the Business in the Territory in any capacity, including as a partner, shareholder, member, director, manager, employee, principal, agent, advisor, trustee or consultant, or (iii) cause, induce or encourage any actual or prospective client, customer, supplier or licensor of the Business (including any existing or former client or customer of Seller and any Person that becomes a client or customer of the Business after the Closing), or any other Person who has a business relationship with the Business, to terminate or modify any such actual or prospective relationship. Notwithstanding the foregoing, any Shareholder may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if no Shareholder is (alone or with any other Person or group of Persons) a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own one percent (1%) or more of any class of securities of such Person.

(b)     During the Restricted Period, neither Seller nor any Shareholder shall, and each of them shall cause their respective Affiliates not to, and shall direct their respective Representatives not to, directly or indirectly, hire or solicit for employment any person who is or was employed in the Business during the Restricted Period, or encourage any such employee to leave such employment or hire any such employee who has left such employment, except pursuant to a general solicitation which is not directed specifically to any such employees; provided, that nothing in this Section 5.07(b) shall prevent Seller or any Shareholder or any of their respective Affiliates from hiring any employee whose employment has been terminated by the Company.

(c)     Seller and the Shareholders acknowledge that a breach or threatened breach of this Section 5.07 would give rise to irreparable harm to Buyer, for which monetary damages would not be an adequate remedy, and hereby agree that in the event of a breach or a threatened breach by Seller or any Shareholder of any such obligations, Buyer shall, in addition to any and all other rights and remedies that may be available to either of them in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond or prove damages).

(d)     Seller and the Shareholders acknowledge that the restrictions contained in this Section 5.07 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 5.07 should ever be adjudicated to exceed the time, geographic, product or service or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service or other limitations permitted by applicable Law. The covenants contained in this Section 5.07 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

Section 5.08    Employees and Employee Benefits.

(a)     Commencing on the termination of the Transition Services Agreement (or at such earlier time as Buyer may direct), Seller shall terminate all employees of the Business who are actively at work on the Closing Date, and, at Buyer’s sole discretion, Buyer may offer employment, on an “at will” basis, to any or all of such employees.

(b)     Seller shall be solely responsible, and Buyer shall have no obligations whatsoever for, any compensation or other amounts payable to any current or former employee, officer, director, independent contractor or consultant of the Business, including, without limitation, hourly pay, commission, bonus, salary, accrued vacation, fringe, pension or profit sharing benefits or severance pay for any period relating to the service with Seller at any time on or prior to the Closing Date and Seller shall pay all such amounts to all entitled persons on or prior to the Closing Date.

(c)     Seller shall remain solely responsible for the satisfaction of all claims for medical, dental, life insurance, health accident or disability benefits brought by or in respect of current or former employees, officers, directors, independent contractors or consultants of the Business or the spouses, dependents or beneficiaries thereof, which claims relate to events occurring on or prior to the Closing Date. Seller also shall remain solely responsible for all worker’s compensation claims of any current or former employees, officers, directors, independent contractors or consultants of the Business which relate to events occurring on or prior to the Closing Date. Seller shall pay, or cause to be paid, all such amounts to the appropriate persons as and when due.

Section 5.09    Bulk Sales Laws. The parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Buyer; it being understood that any Liabilities arising out of the failure of Seller to comply with the requirements and provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction shall be treated as Excluded Liabilities.

Section 5.10    Receivables. From and after the Closing, if Seller or any of its Affiliates receives or collects any funds relating to any Acquired Accounts Receivable or any other Purchased Asset, Seller or such Affiliate shall remit such funds to Buyer within three (3) Business Days after its receipt thereof. From and after the Closing, if Buyer or any of its Affiliates receives or collects any funds relating to any Excluded Asset (including any Excluded Accounts Receivable), Buyer or its Affiliate shall remit any such funds to Seller within three (3) Business Days after its receipt thereof.

Section 5.11    Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the Ancillary Documents (including any real property transfer Tax and any other similar Tax) shall be borne and paid by Seller when due. Seller shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Buyer shall cooperate with respect thereto as necessary).

Section 5.12    Tax Clearance Certificates. If requested by Buyer, Seller shall notify all of the taxing authorities in the jurisdictions that impose Taxes on Seller or where Seller has a duty to file Tax Returns of the transactions contemplated by this Agreement in the form and manner required by such taxing authorities, if the failure to make such notifications or receive any available tax clearance certificate (a “Tax Clearance Certificate”) could subject the Buyer to any Taxes of Seller. If any taxing authority asserts that Seller is liable for any Tax, Seller shall promptly pay any and all such amounts and shall provide evidence to the Buyer that such liabilities have been paid in full or otherwise satisfied.

Section 5.13    Allocation of Taxes to Pre-Closing Tax Period. In the case of any personal property, real property, intangible property, other ad valorem or similar Tax that is imposed on or with respect to the Purchased Assets for a taxable period that begins before and ends after the Closing Date, the portion of such Tax that is treated under this Agreement as attributable to a Pre-Closing Tax Period shall be equal to the amount of such Tax imposed for such taxable period multiplied by a fraction, the numerator of which is the number of days in the portion of the taxable period that ends at the close of the Closing Date and the denominator of which is the number of days in the entire taxable period

Section 5.14    Change of Name. No later than one (1) Business Day after the Closing Date, Seller shall (a) amend Seller’s certificate of incorporation and other governing documents, and take all other actions necessary or appropriate, to change its name and all names under which it does business to a name that does not include, and is not similar to, “Secure Nursing Service” and that is otherwise acceptable to Buyer, in Buyer’s sole discretion, and (b) give to Seller a true, correct and complete copy of the filings with the applicable Governmental Authorities showing that such name changes occurred. Notwithstanding the foregoing, Buyer hereby grants to Sellers a limited, non-transferable, non-sublicensable, non-exclusive, revocable, right and license for Seller to use the trade name “Secure Nursing Service”, from the Closing Date and for a period not longer than ninety (90) days thereafter, solely to the extent necessary for Seller to wind up its business and affairs, and for no other purpose; provided, that (i) Seller may not publish any materials of any kind including such trade name without Buyer’s prior written consent in each instance, (ii) any goodwill accruing from such limited use shall inure to the benefit of Buyer, and (iii) Seller may not hold itself out or otherwise represent or create any impression that Seller continues to be associated with or related to the Business or to Buyer.

ARTICLE VI
INDEMNIFICATION.

Section 6.01    Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is fifteen (15) months from the Closing Date; provided, however, the representations and warranties in Section 3.01 (Capacity and Authority of the Shareholders), Section 3.02 (Organization, Authorization and Qualification of the Company), Section 3.03 (Capitalization), Section 3.04 (Subsidiaries), Section 3.05 (No Conflicts; Consents), Section 3.18 (Employee Benefit Matters); Section 3.19 (Employment Matters), Section 3.20 (Taxes), Section 3.22 (Brokers), Section 3.24 (Arrangements with Affiliates), Section 4.01 (Organization and Authority of Buyer) and Section 4.03 (Brokers) (collectively, the “Fundamental Representations”) shall survive for the longest period of time that may be enforceable under applicable law. All covenants and agreements of the parties contained herein shall survive the Closing indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant survival period and such claims shall survive until finally resolved.

Section 6.02    Indemnification By Seller and the Shareholders. Subject to the other terms and conditions of this ARTICLE VI, Seller and the Shareholders shall, jointly and severally, indemnify and defend each of Buyer and its Affiliates and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of:

(a)     any inaccuracy in or breach of any of the representations or warranties of Seller or any Shareholder contained in this Agreement or in any certificate or instrument delivered by or on behalf of Seller or any Shareholder pursuant to this Agreement;

(b)     any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller or any Shareholder pursuant to this Agreement;

(c)     any Transaction Expenses or Indebtedness of the Company outstanding as of the Closing to the extent not deducted from the Base Price in the determination of the Initial Payment pursuant to Section 2.07(a)(i);

(d)     (i) all Taxes of the Company or relating to the Business for all Pre-Closing Tax Periods; (ii) all Taxes of an affiliated, consolidated, combined or unitary group of which the Company (or any predecessor of the Company) is or was a member on or prior to the Closing Date by reason of a liability under Treasury Regulation Section 1.1502-6 or any comparable provisions of foreign, state or local Law; and (iii) any and all Taxes of any person imposed on the Company arising under the principles of transferee or successor liability or by contract, relating to an event or transaction occurring before the Closing Date;

(e)     any Excluded Asset or any Excluded Liability; or

(f)     any Third Party Claim based upon, resulting from or arising out of the business, operations, properties, assets or obligations of Seller or any of its Affiliates (other than the Purchased Assets or Assumed Liabilities) conducted, existing or arising on or prior to the Closing Date.

Section 6.03    Indemnification By Buyer. Subject to the other terms and conditions of this ARTICLE VI, Buyer shall indemnify and defend Seller, the Shareholders and their Affiliates and their respective Representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to or by reason of:

(a)     any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or in any certificate or instrument delivered by or on behalf of Buyer pursuant to this Agreement;

(b)     any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement;

(c)     any Third Party Claim based upon, resulting from or arising out of the business, operations, properties, assets or obligations of Buyer or any of its Affiliates conducted or arising after the Closing Date and not the result of, relating to or arising out of any breach of any covenant, representation or warranty of Seller or any Shareholder contained in this Agreement or in any certificate or instrument delivered by or on behalf of Seller or any Shareholder pursuant to this Agreement; and

(d)     any Assumed Liabilities.

Section 6.04    Certain Limitations. The indemnification provided for in Section 6.02 and Section 6.03 shall be subject to the following limitations:

(a)     Except with respect to claims for inaccuracies or breaches of Fundamental Representations (for which no such limitation shall apply), Seller shall not be liable to the Buyer Indemnitees for indemnification under Section 6.02(a) until the aggregate amount of all Losses in respect of indemnification under Section 6.02(a) exceeds $65,000 (the “Basket”), in which event Seller shall be required to pay or be liable for all such Losses from the first dollar, without consideration of the Basket. Except with respect to claims for inaccuracies or breaches of Fundamental Representations, the aggregate amount of all Losses for which Seller shall be liable pursuant to Section 6.02(a) shall not exceed $1,300,000 (the “Cap”). Seller’ maximum aggregate liability to the Buyer Indemnitees for indemnification under Section 6.02(a) for inaccuracies or breaches of Fundamental Representations shall not exceed the Purchase Price.

(b)     Except with respect to claims for inaccuracies or breaches of Fundamental Representations (for which no such limitation shall apply), Buyer shall not be liable to the Seller Indemnitees for indemnification under Section 6.03(a) until the aggregate amount of all Losses in respect of indemnification under Section 6.03(a) exceeds the Basket, in which event Buyer shall be required to pay or be liable for all such Losses from the first dollar, without consideration of the Basket. Except with respect to claims for inaccuracies or breaches of Fundamental Representations, the aggregate amount of all Losses for which Seller shall be liable pursuant to Section 6.03(a) shall not exceed the Cap. Buyer’s maximum aggregate liability to the Seller Indemnitees for indemnification under Section 6.03(a) for inaccuracies or breaches of Fundamental Representations shall not exceed the Purchase Price.

(c)     Notwithstanding the foregoing, the limitations set forth in Section 6.04(a) and Section 6.04(b) shall not apply in any case of fraud.

(d)     For purposes of Section 6.02(a), any inaccuracy in or breach of any representation or warranty, and any Losses resulting therefrom, shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.

Section 6.05    Indemnification Procedures. The party making a claim under this ARTICLE VI is referred to as the “Indemnified Party,” and the party against whom such claims are asserted under this ARTICLE VI is referred to as the “Indemnifying Party”.

(a)     Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits material rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party within ten (10) Business Days of its receipt of notice of such Third Party Claim, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense, provided that, if the Indemnifying Party are Seller and the Shareholders, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim if (i) the Third Party Claim is asserted directly by or on behalf of a Person that is a supplier or customer of the Company, (ii) the Third Party Claim seeks an injunction or other equitable relief against the Indemnified Party, (iii) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party, (iv) the Third Party Claim relates to or arises in connection with any criminal proceeding, Action, indictment, allegation or investigation, (v) the Indemnified Party reasonably believes an adverse determination with respect to the applicable Third Party Claim would be materially detrimental to or materially injure the Indemnified Party’s reputation or future business prospects, or (vi) where the estimated amount of the Loss that has been or may be sustained by the Indemnified Party in connection with or as a result of such Third Party Claim, collectively with the amount of the Loss that has been or may be sustained by the Indemnified Party in connection with or as a result of all Third Party Claims and Direct Claims (whether previously resolved or then currently outstanding), exceeds the Cap. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 6.05(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided that, if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party, or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 6.05(b), pay, compromise and defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. Seller, the Shareholders and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available (subject to the provisions of Section 5.01 and Section 5.04) records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

(b)     Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 6.05(b). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten (10) days after its receipt of such notice, the Indemnified Party may assume control of, and continue to contest or defend, such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume control of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 6.05(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).

(c)     Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits material rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Company’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such thirty (30) day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

Section 6.06    Payments.

(a)     Subject to Section 6.06(b) and Section 6.06(c), once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this ARTICLE VI, the Indemnifying Party shall satisfy its obligations within ten (10) Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds. The parties hereto agree that should an Indemnifying Party not make full payment of any such obligations within such ten (10) Business Day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication and including the date such payment has been made at a rate per annum equal to the Prime Rate then in effect plus seven percent (7%) per annum. Such interest shall be calculated daily on the basis of a 365 day year and the actual number of days elapsed.

(b)     Any Losses payable to a Buyer Indemnitee pursuant to Section 6.02(a) (other than Losses attributable to inaccuracies in or breaches of Fundamental Representations or Section 3.20) shall be satisfied first by recovery from the Indemnity Escrow Fund in accordance with the Escrow Agreement, and then directly from Seller and the Shareholders on a joint and several basis.

(c)     Except as set forth in Section 6.06(b), any Losses payable to a Buyer Indemnitee pursuant to ARTICLE VI shall be satisfied directly by Seller and the Shareholders on a joint and several basis.

Section 6.07    Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 6.08    Effect of Investigation. The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate.

Section 6.09    Exclusive Remedies. Subject to Section 2.07(c) and Section 7.11, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud, criminal activity or willful misconduct on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this ARTICLE VI. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement that it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this ARTICLE VI and except as permitted pursuant to Section 7.11. Nothing in this Section 6.09 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any party’s fraudulent, criminal or intentional misconduct.

ARTICLE VII
MISCELLANEOUS

Section 7.01    Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 7.02    Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 7.02):

If to Seller or the Shareholders, to:

SNS Pegasus, Inc.
1333 Wilshire Boulevard, Suite 625
Los Angeles, California 90010
Attention: Roman Gofman
E-mail: roman@securenursing.com

with a copy to (which copy shall not constitute notice hereunder):

Lagerlof LLP
155 North Lake Ave., 11th Floor
Pasadena, California 91101
Attention: Joshua Driskell
E-mail: JDriskell@Lagerlof.com

If to Buyer, to:

Pegasus Acquirer LLC
c/o Kingsway America Inc.
10 South Riverside Plaza, Suite 1520
Chicago, Illinois 60606
Attention: John T. Fitzgerald
E-mail: JFitzgerald@Kingsway-Financial.com

with a copy to (which copy shall not constitute notice hereunder):

Eversheds Sutherland (US) LLP
227 W. Monroe Street, Suite 6000
Chicago, Illinois 60606
Attention: Paul R. Hogan
E-mail: PaulHogan@Eversheds-Sutherland.com

Section 7.03    Interpretation. For purposes of this Agreement: (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation;” (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Schedules, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Schedules, Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Schedules, Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 7.04    Headings. The headings in this Agreement are for reference only and shall not affect the meaning or interpretation of this Agreement or any provision hereof.

Section 7.05    Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 7.06    Entire Agreement. This Agreement and the Ancillary Documents constitute the sole and entire agreement of the parties hereto and thereto with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the Ancillary Documents, the Schedules, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 7.07    Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, Buyer may, without the prior written consent of Seller or the Shareholders, assign all or any portion of its rights under this Agreement to one or more of its direct or indirect wholly-owned subsidiaries and or to any lender, financial institution, fund, trust, agent or trustee, or other Debt Financing Source for collateral purposes. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 7.08    No Third-Party Beneficiaries. Except as provided in ARTICLE VI, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 7.09    Amendment and Modification; Waiver. Except as expressly contemplated by Section 5.07, this Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 7.10    Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)     This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).

(b)     ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF CALIFORNIA OR THE STATE OF DELAWARE, AND EACH PARTY IRREVOCABLY SUBMITS TO THE CO-EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c)     EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE ANCILLARY DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (ii) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 7.10(c).

Section 7.11    Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 7.12    Prevailing Party. In the event that any legal action is commenced by any party hereto to enforce or interpret the provisions and terms contained in this Agreement, the prevailing party shall be entitled to his/her/its reasonable attorney’s fees and costs incurred.

Section 7.13    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first set forth above.

“BUYER” PEGASUS ACQUIRER LLC By: Printed: Title: “SELLER” SECURE NURSING SERVICE, INC. By: Printed: Title: “SHAREHOLDERS” Rafael Gofman Ella Gofman Zhanna Weiss

[Signature Page to Asset Purchase Agreement]